UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

JOHNSON CONTROLS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Johnson Controls, Inc.

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Notice of 2016

Annual Meeting

and Proxy Statement

Date of Notice: December 14, 2015

NOTICE OF THE 2016

ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF JOHNSON CONTROLS, INC.:

What:	2016 Annual Meeting of Shareholders

When:	2:00 P.M. Central Time on Wednesday, January 27, 2016

Where:	The Ritz-Carlton Dallas 2121 McKinney Avenue Dallas, Texas 75201

Items of Business:	1. To elect ten directors, with the following as the Board of Directors’ nominees:

David P. Abney	Richard Goodman	Juan Pablo del Valle Perochena
Natalie A. Black	Jeffrey A. Joerres	Mark P. Vergnano
Julie L. Bushman	William H. Lacy
Raymond L. Conner	Alex A. Molinaroli

2.   To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016;

3.   To approve on an advisory basis our named executive officer compensation;

4.   To consider a shareholder proposal regarding proxy access, if properly presented; and

5.   To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Who Can Vote:	Shareholders of record at the close of business on November 19, 2015.

Voting:	YOUR VOTE IS VERY IMPORTANT. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested or received a hard copy of the proxy materials, on your enclosed proxy card.

Annual Meeting Admission:	If you wish to attend the Annual Meeting in person, you will need to request an admission ticket as outlined in the Questions and Answers section of the Proxy Statement. An admission ticket together with photo identification must be presented to be admitted to the Annual Meeting. Please refer to the section entitled “Annual Meeting Attendance” on pages 5-6 of the accompanying Proxy Statement for further details.

Annual Meeting Questions:

PLEASE NOTE: The Annual Meeting is expected to last less than 30 minutes. If you have any questions about the Annual Meeting, please contact:

Johnson Controls, Inc.

Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

(800) 524-6220

By Order of the Board of Directors,

Brian J. Cadwallader

Vice President, Secretary and General Counsel

December 14, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 27, 2016:

The Notice of Annual Meeting, Proxy Statement, and the 2015 Annual Report are available at www.proxyvote.com. Enter the 16-digit control number located in the box next to the arrow on the Notice of Internet Availability of Proxy Materials you received or, if you requested or received a hard copy of the proxy materials, on your enclosed proxy card to view these materials.

Johnson Controls, Inc.

5757 North Green Bay Avenue

Milwaukee, Wisconsin

53209-4408

December 14, 2015

Dear Shareholder:

The Johnson Controls, Inc. 2016 Annual Meeting of Shareholders will convene on Wednesday, January 27, 2016, at 2:00 P.M. Central Time at The Ritz-Carlton Dallas, 2121 McKinney Avenue, Dallas, Texas 75201. Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a copy of the Proxy Statement and Annual Report for fiscal year 2015 by mail. Please refer to the accompanying Proxy Statement, which details the business we will conduct at the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We believe that this process will expedite the receipt of proxy materials by our shareholders and will lower the costs and reduce the environmental impact of our Annual Meeting. Accordingly, on or about December 14, 2015, we will mail to our shareholders, either a proxy statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the accompanying Proxy Statement and our Annual Report on Form 10-K for fiscal year 2015 via the Internet, as well as how to vote online. The Notice of Internet Availability of Proxy Materials and the Proxy Statement will also contain instructions about how you can request a paper copy of the proxy materials. Shareholders should not regard the Annual Report on Form 10-K, which contains our audited financial statements, as proxy solicitation materials. Even if you have elected not to receive printed proxy materials, you may access them electronically at www.johnsoncontrols.com/proxy.

For information on how to attend the Annual Meeting, please read “Annual Meeting Attendance” on pages 5-6 of the accompanying Proxy Statement.

To ensure that you have a say in the governance of Johnson Controls and the compensation of its executive officers, it is important that you vote your shares. Please review the proxy materials and follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote your shares. We hope you will exercise your rights as a shareholder and participate in the future of Johnson Controls.

Thank you for your continued support of Johnson Controls.

Sincerely,

JOHNSON CONTROLS, INC.

Alex A. Molinaroli

Chairman, President and Chief Executive Officer

* Agenda items for the Annual Meeting

PROXY STATEMENT

The Board of Directors (the “Board”) of Johnson Controls, Inc., a Wisconsin corporation (“Johnson Controls” or the “Company”), is soliciting proxies for our 2016 Annual Meeting of Shareholders (“Annual Meeting”). You are receiving a proxy statement because you own shares of our common stock that entitle you to vote at the Annual Meeting. By use of a proxy you can vote, whether or not you attend the Annual Meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy materials over the Internet instead of mailing printed copies of the proxy materials to each shareholder. As a result, on or about December 14, 2015, we will mail to our shareholders of record and beneficial owners as of the close of business on November 19, 2015, either a proxy statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and our Annual Report on Form 10-K for fiscal year 2015 via the Internet, as well as how to vote online. Shareholders receiving a Notice of Internet Availability of Proxy Materials will not receive printed copies of the proxy materials unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided in “Questions and Answers” below.

QUESTIONS AND ANSWERS

ANNUAL MEETING PURPOSE

Q:	What is the purpose of the Annual Meeting?

A:	At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of the 2016 Annual Meeting of Shareholders. These include the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as Johnson Controls’ independent registered public accounting firm for fiscal year 2016, the approval on an advisory basis of named executive officer compensation, and the consideration of a shareholder proposal regarding proxy access, if properly presented.

VOTING

Q:	Who can vote?

A:	If you held shares of our common stock, CUSIP No. 478366107, as of the close of business on November 19, 2015, then you are entitled to one vote per share on each proposal at the Annual Meeting. There is no cumulative voting.

Q:	How can shareholders request paper copies of the proxy material?

A:	As noted above, shareholders may be receiving a Notice of Internet Availability of Proxy Materials instead of printed copies of the proxy materials. Shareholders may request that paper copies of the proxy materials, including an annual report, proxy statement and proxy card, be sent to them without charge by:

•	visiting www.proxyvote.com;

•	e-mailing sendmaterial@proxyvote.com with your personal 16-digit control number in the subject line; or

•	calling 1-800-579-1639.

When making a request, please have your personal 16-digit control number available; that control number was included in the Notice of Internet Availability of Proxy Materials. To ensure timely delivery of the proxy material before the Annual Meeting, any request should be made no later than January 13, 2016.

Q:	What are the voting recommendations of the Board and what are the voting standards?

A:

Voting Item	The Board’s Voting Recommendations	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of Abstentions and Broker Non-Votes
1. Election of Directors	“FOR” each nominee	Majority Voting Standard: Because this is an uncontested election, the number of votes cast favoring each nominee’s election must exceed 50% of the number of votes cast with respect to that nominee’s election	Not counted as votes cast and therefore have no effect
2. Ratification of Independent Registered Public Accounting Firm	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction on this proposal
3. Advisory Approval of Named Executive Officer Compensation*	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect
4. Consideration of a Shareholder Proposal Regarding Proxy Access, if properly presented	“AGAINST”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect

* Because this shareholder vote is advisory, it will not be binding on the Board or Johnson Controls. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Q:	How do I vote?

A:	There are four ways to vote:

•	by Internet at www.proxyvote.com;

•	by toll-free telephone at 1-800-690-6903;

•	by completing and mailing your proxy card if you received a copy by mail; or

•	by written ballot at the Annual Meeting.

We encourage you to vote by Internet because it is the most cost-effective voting method.

Q:	Why is it important for me to vote?

A:	If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval. Further, as discussed below, if you own shares in “street name” and do not vote, your broker may not be able to vote your shares in its discretion on most proposals if you do not provide voting instructions to your broker.

Q:	What is the quorum requirement of the Annual Meeting?

A:	A majority of the shares outstanding as of the close of business on the record date of November 19, 2015 constitutes a quorum for voting at the Annual Meeting. On the record date, 647,908,479 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. If you vote (or if a plan trustee votes your shares for you), your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum.

Q:	What is a broker non-vote?

A:	A “broker non-vote” occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Q:	When are brokers permitted to vote your shares?

A:	Under New York Stock Exchange (“NYSE”) rules, if you do not provide voting instructions to your broker, your broker is only permitted to vote on your behalf on “routine” matters, such as Proposal Two, the ratification of our independent registered public accounting firm. Under these NYSE rules, without your voting instructions your broker is not permitted to vote your shares on “non-routine” matters, such as director elections, executive compensation matters (including the advisory vote on executive compensation) and corporate governance proposals (including the shareholder proposal).

Q:	What is an “abstention” and how would it affect the vote?

A:	An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. An abstention with respect to Proposal One is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Similarly, abstentions with respect to Proposals Two, Three and Four will have no effect on the outcome of the vote.

Q:	What is the effect of not voting?

A:	It depends on how your share ownership is registered. If you:

•	Own shares in “street name” through a broker, bank or other nominee and you do not vote: For all proposals that shareholders will consider at the Annual Meeting, other than Proposal Two, if you own shares in “street name” and do not direct your broker how to vote your shares on the proposals, the result is a “broker non-vote.” We believe that Proposal Two — ratification of our independent registered public accounting firm — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. However, we believe the remaining proposals are non-routine matters and your broker cannot vote your shares for which you have not provided voting instructions. “Broker non-votes” will not impact Proposals One, Three or Four.

•	Own shares that are directly registered in your name and you do not vote: In this case, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. Your unvoted shares will not impact any of the proposals.

•	Own shares through one of our retirement or employee savings and investment plans (such as a 401(k) plan) for which you do not direct the trustee to vote your shares: In this case, the trustee will vote the shares credited to your account on all of the proposals in the same proportion as the voting of shares for which the trustee receives direction from other participants. The trustee will vote the shares in this manner if the trustee does not receive your voting directions by January 21, 2016.

•	Sign and return a proxy card for your shares, but you do not indicate a voting direction: In this case, the shares you hold will be voted “for” each of the director nominees listed in Proposal One, “for” Proposals Two and Three, “against” Proposal Four and at the discretion of the persons named as proxies upon such other matters that may properly come before the Annual Meeting or any adjournments thereof.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or phone;

•	returning a later-dated proxy card;

•	giving written notice of revocation to our Secretary at Johnson Controls, Inc., 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408; or

•	completing a written ballot at the Annual Meeting.

Q:	Is my vote confidential?

A:	Yes. Proxies and ballots that identify the votes of individual shareholders are kept confidential from the Company’s management and directors. Only Broadridge Financial Solutions, Inc., as the proxy tabulator and Inspector of Election, has access to the ballots, proxy cards and voting instruction forms. Broadridge will disclose information taken from the ballots, proxy cards and voting instruction forms only in the event of a proxy contest or as otherwise required by law.

Q:	Who will count the votes?

A:	We have retained Broadridge Financial Solutions, Inc. to tabulate the votes and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com. Broadridge will use an automated system to tabulate the votes.

Q:	What shares are covered by my proxy request?

A:	The shares covered by your proxy request represent the shares of our common stock that you own that are registered with us and our transfer agent, Wells Fargo Bank, N.A., including those shares you own through our Automatic Dividend Reinvestment and Common Stock Purchase Plan. Additionally, shares that our employees and retirees own that are credited to our employee retirement and savings and investment plans (401(k) plans) are also covered by your proxy request. The trustee of these plans will vote these shares as directed.

Q:	What does it mean if I get more than one request to vote?

A:	It means your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and “street name” shares. You should vote the shares on all of your proxy cards or voting instructions provided to you in the Notice of Internet Availability of Proxy Materials using one of the four ways to vote. We encourage you to have all of your shares registered in the same name and address. Registered shareholders may do this by contacting our transfer agent, Wells Fargo Bank, N.A., toll-free at 1-877-602-7397, while shareholders who own their shares in “street name” (through a banker, broker, or nominee), should contact their broker.

Q:	If more than one shareholder lives in my household and I receive a paper copy of this proxy statement, how can I obtain an extra copy of the proxy statement?

A:

If you own your shares in “street name” (through a bank, broker, or nominee), your bank, broker, or nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless we have received prior instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Upon written or oral request, shareholders may revoke their consent to future householding mailings, or enroll in householding, by contacting their bank, broker, or nominee. Alternatively, you may request a separate set of proxy materials for the Annual Meeting by contacting our fulfillment center at 1-800-579-1639. The materials will be promptly delivered to you at no cost. You may also access the proxy statement and annual report online at www.johnsoncontrols.com/proxy.

Q:	Why did I receive a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:	This year, we are taking advantage of SEC rules that allow us to make the proxy materials available to shareholders via the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials, rather than a full paper set of the proxy materials, to many of our shareholders. This Notice includes instructions on how to access our proxy materials by the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via e-mail regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process saves us the cost of printing and mailing documents and reduces the impact of the Annual Meeting on the environment.

Q:	How can I access the proxy materials over the Internet?

A:	You can access the proxy statement and the Annual Report to Shareholders in the “Investors” section of our website at www.johnsoncontrols.com. We do not use software that identifies visitors accessing our proxy materials on our website.

Q:	How can I elect to receive proxy materials for future annual meetings electronically?

A:	If you wish to contribute to our sustainability efforts by electing to receive proxy materials for future annual meetings electronically, please visit www.proxyvote.com and follow the enrollment instructions. You will need the 16-digit control number printed in the box marked by the arrow located on the proxy card or as provided in the Notice of Internet Availability of Proxy Materials. Your election to access proxy materials electronically will remain in effect until you revoke it.

Q:	How can I request a paper copy of the proxy materials?

A:	If you received a Notice of Internet Availability of Proxy Materials, you will find instructions on how to obtain a paper copy of the proxy materials by mail or a printable copy electronically. We will mail a paper copy of the proxy materials to all shareholders to whom we do not send a Notice of Internet Availability of Proxy Materials.

ANNUAL MEETING ATTENDANCE

Q:	Who can attend the Annual Meeting?

A:	All shareholders of record as of the close of business on November 19, 2015 can attend the Annual Meeting. Seating at the Annual Meeting, however, is limited, and shareholders must request an admission ticket in advance by following the instructions below. To accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?

A:	To be admitted into the Annual Meeting, each shareholder will be required to present his or her admission ticket along with a form of government-issued photo identification, such as a driver’s license or passport.

YOU WILL NOT BE ADMITTED TO THE ANNUAL MEETING WITHOUT PRESENTING YOUR

ADMISSION TICKET AND PHOTO IDENTIFICATION.

Q:	How do I request my Annual Meeting admission ticket?

A:	To request your Annual Meeting admission ticket, please send your request and proof of stock ownership described below by one of the following methods:

• E-mail to:	Shareholder.Services@jci.com; or
• Mail to:	Johnson Controls, Inc. Attn: Shareholder Services X-76 5757 North Green Bay Ave. Milwaukee, Wisconsin 53209-4408

•	If you are a registered shareholder (i.e., you hold your shares through Johnson Controls’ transfer agent, Wells Fargo Bank, N.A.) or if you own shares through one of our retirement or employee savings and investment plans, you may reserve your ticket by providing your name and address as shown on your account or voting materials with your admission ticket request.

•	If you hold your shares through a bank, broker or nominee, you may reserve your ticket by providing your name and address, along with proof of your ownership as of November 19, 2015, such as your most recent account statement or a letter from your bank or broker.

Admission ticket requests are processed in the order they are received and must be received no later than 5:00 p.m. Central Time on January 20, 2016. Please include your e-mail address or telephone number in your mail communication in case we need to contact you regarding your ticket request. You will receive your admission ticket by the same method by which you submitted your request. The admission ticket is not transferable.

PROXY SOLICITATION COST

Q:	How much did this proxy solicitation cost?

A:	We will primarily solicit proxies by mail, and we will cover the expense of such solicitation. Georgeson Inc. will help us solicit proxies from all brokers and nominees at a cost to us of $12,750 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

2017 SHAREHOLDER PROPOSALS

Q:	How do I recommend or nominate someone to be considered as a director for the 2017 annual meeting of shareholders?

A:

You may recommend any person as a candidate for director by writing to our Secretary at Johnson Controls, Inc., 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408. The Corporate Governance Committee reviews all submissions of recommendations from shareholders. The Corporate Governance Committee will determine whether the candidate is qualified to serve on our Board by evaluating the candidate using the criteria contained under the

“Director Criteria and Qualifications” section of our Corporate Governance Guidelines, which is discussed in the “Corporate Governance — Director Nominee Selection and Evaluation” section of this proxy statement. If the Corporate Governance Committee believes that a recommended candidate is qualified to serve on our Board, then the Corporate Governance Committee may either recommend the candidate to the Board for nomination by the Board for election by the shareholders at the annual meeting of shareholders or recommend the candidate to the Board for appointment to fill a vacancy on the Board.

A shareholder who intends to nominate any person for director must comply with the requirements set forth in our By-Laws. Among other things, a shareholder must give us timely written notice of the intent to nominate. To be considered timely, the notice must be received between September 29, 2016 and October 29, 2016. The notice must include all of the information required by our By-Laws including, but not limited to, a shareholder’s intention to nominate a person as a director and the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to be named in our proxy statement as a director nominee and to serve as a director.

Q:	How can I submit a Rule 14a-8 shareholder proposal to be included in the company’s proxy materials for the 2017 annual meeting of shareholders?

A:	Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (“Rule 14a-8”), we must receive shareholder proposals that are intended to be included in our proxy materials for the 2017 annual meeting of shareholders by August 16, 2016 to consider them for inclusion in our proxy materials for the annual meeting. A shareholder submitting a proposal under Rule 14a-8 should send it to us addressed to Johnson Controls, Inc., Attn: Office of the Secretary, 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408. A Rule 14a-8 proposal must meet the applicable SEC rules and regulations governing such proposals.

Q:	What are the requirements for proposing business other than by a Rule 14a-8 shareholder proposal at the 2017 annual meeting of shareholders?

A:	A shareholder who intends to propose business at the 2017 annual meeting of shareholders (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our By-Laws. Johnson Controls’ Secretary must receive written notice of a shareholder’s intent to propose business to be brought before the 2017 annual meeting of shareholders (other than pursuant to Rule 14a-8) no sooner than September 29, 2016 and no later than October 29, 2016.

If we receive the notice after October 29, 2016, then we will consider the notice untimely and we will not be obligated to present the proposal at the 2017 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits (other than under Rule 14a-8) at the 2017 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2017 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

CORPORATE GOVERNANCE MATTERS

Q:	Where can I find Corporate Governance materials for Johnson Controls?

A:	We have provided the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter, Executive Committee Charter, Finance Committee Charter, Lead Director Charter, Corporate Governance Guidelines, Ethics Policy, Insider Trading Policy, Disclosure Committee Charter and Disclosure Policy on our website at www.johnsoncontrols.com/governance. Our SEC filings (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 trading reports) are available at www.johnsoncontrols.com/sec_filings.

The Ethics Policy is applicable to the members of the Board and to all of our employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of the Ethics Policy that the Board approves will be disclosed on our website. However, we are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Q:	How can I obtain Corporate Governance materials for Johnson Controls if I do not have access to the Internet?

A:	You may receive a copy of our Corporate Governance materials free of charge by:

•	contacting Shareholder Services at 1-800-524-6220; or

•	writing to Johnson Controls, Inc., Attn: Shareholder Services X-76, 5757 North Green Bay Ave., Milwaukee, Wisconsin 53209-4408

Q:	What is the process for reporting possible violations of Johnson Controls’ policies?

A:	Possible violations of our policies may be anonymously reported by calling 1-866-444-1313 in the U.S. and Canada. Toll-free telephone numbers and instructions in most local languages can be found at https://secure.ethicspoint.com/domain/media/en/gui/25970/index.html. Reports of possible violations of the Ethics Policy may also be made to Brian W. Beeghly, our Vice President of Compliance, at Brian.W.Beeghly@jci.com, or to the attention of Mr. Beeghly at 5757 North Green Bay Ave., Milwaukee, Wisconsin 53209-4408.

Reports of possible violations of financial or accounting policies may be made to the Chair of the Audit Committee. Reports of such possible violations may be sent to Audit.Committee@jci.com, or by letter to the attention of the Chair of the Audit Committee at 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408.

Reports of possible violations of the Ethics Policy that the complainant wishes to go directly to the Board may be addressed to the Chair of the Corporate Governance Committee. Reports of such possible violations may be sent to Corporate.Governance.Committee@jci.com, or by letter to the attention of the Chair of the Corporate Governance Committee at 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408.

Q:	How do I obtain more information about Johnson Controls?

A:	To obtain additional information about Johnson Controls, you may contact Shareholder Services by:

•	calling 1-800-524-6220;

•	e-mailing Shareholder.Services@jci.com;

•	visiting the website at www.johnsoncontrols.com; or

•	writing to Johnson Controls, Inc., Attn: Shareholder Services X-76, 5757 North Green Bay Ave., Milwaukee, Wisconsin 53209-4408

Q:	Is the proxy statement available online?

A:	Yes, in addition to being posted on www.proxyvote.com, we have also provided the proxy statement on our website at www.johnsoncontrols.com/proxy.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Promptly returning your proxy card or voting via telephone or the

Internet will help to reduce the cost of this solicitation.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our By-Laws state the Board may be comprised of not less than nine nor more than thirteen members with the exact number determined by resolution of the Board. The Board has set the current size of the Board at eleven members. However, the Board has acted to reduce its size from eleven to ten members effective upon the retirement of Eugenio Clariond Reyes-Retana on December 31, 2015, consistent with Johnson Controls’ retirement policy under our Corporate Governance Guidelines.

At the Annual Meeting, the phased declassification of the Company’s Board, which shareholders approved at the 2013 annual meeting of shareholders, will be complete and at the Annual Meeting and each annual meeting thereafter, all directors will be elected to hold office for a term expiring at the next annual meeting and until their successors have been elected and qualified, or until the director’s earlier retirement pursuant to our Corporate Governance Guidelines.

Juan Pablo del Valle Perochena was appointed to the Board in November 2015, and his initial term as a director expires at the Annual Meeting. Mr. Clariond, one of our independent directors, initially identified Mr. del Valle Perochena as a director candidate, and a third-party search firm, which was paid a fee for its services, assisted the Corporate Governance Committee with background checks.

For further information regarding the Board, please see the “Corporate Governance” section of this proxy statement. The following biographies summarize the experiences, qualifications, attributes, and skills that qualify our director nominees and continuing directors to serve as directors of Johnson Controls. The Board believes each of our directors possesses certain personal traits that are essential for a competent, well-functioning Board, such as candor, integrity, sound business judgment and vision, and collegiality.

DIRECTOR NOMINEES

There are ten nominees for election to the Board at this Annual Meeting. Each of the ten nominees, if elected, will serve until the 2017 annual meeting of shareholders or until his or her successor has been duly elected and qualified. Each nominee, with the exception of the recently appointed Mr. del Valle Perochena, underwent an evaluation by his or her director peers to confirm the nominee’s effectiveness as a director. The Corporate Governance Committee has recommended, and the Board has selected, the following director nominees for election, all of whom are current directors of Johnson Controls.

David P. Abney	Director since 2009 Age 60

Chief Executive Officer and Director of United Parcel Service, Inc., Atlanta, Georgia (package delivery, supply chain and freight services provider), since September 2014. Mr. Abney served as Senior Vice President and Chief Operating Officer of UPS from 2007 to 2014, also as President of UPS Airlines from 2007 to 2008, and as Senior Vice President and President of UPS International from 2003 to 2007.

Mr. Abney brings to the Board, among other skills and qualifications, significant operations and leadership experience and international business expertise from his roles in the senior management of UPS. From his over 40 years of service at UPS, Mr. Abney has advanced knowledge of global logistics and strategies, as well as international human resources. His experience also includes service on the boards of a number of industry groups.

Natalie A. Black	Director since 1998 Age 65

Retired Senior Vice President and Chief Legal Officer, Kohler Co., Kohler, Wisconsin (manufacturer and marketer of plumbing products, power systems and furniture and operator of hospitality facilities). Ms. Black served as Chief Legal Officer from 2012 to 2014 and as Senior Vice President from 2000 to 2014. She also served as General Counsel from 1983 to 2012, as Secretary from 2000 to 2012, as a Group President for Kohler Co. from 1998 to 2000 and as Group Vice President — Interiors from 1991 to 1998.

Ms. Black brings to the Board, among other skills and qualifications, expertise in brand management, distribution, sales, and marketing from her executive management experience at Kohler, a large multinational company. Her prior roles as Chief Legal Officer and General Counsel of Kohler provides the Board with meaningful insight into federal and state regulatory matters, as well as mergers and acquisitions.

Julie L. Bushman	Director since 2012 Age 54

Senior Vice President, Business Transformation and Information Technology of 3M Company, St. Paul, Minnesota (diversified technology company), since 2013. Ms. Bushman served as Executive Vice President Safety & Graphics Business of 3M from 2012 to 2013, Executive Vice President Safety, Security and Protection Services Business of 3M from 2011 to 2012, as Vice President and General Manager, Occupational Health and Environmental Safety Division of 3M from 2007 to 2011, and as Division Vice President, Occupational Health and Environmental Safety Division of 3M from 2006 to 2007.

Ms. Bushman brings to the Board, among other skills and qualifications, manufacturing and technical expertise, management and information technology experience, and leadership in product safety initiatives from her roles in the management of a number of different 3M Company departments and divisions.

Raymond L. Conner	Director since 2013 Age 60

Vice Chairman of The Boeing Company, Chicago, Illinois (aerospace, commercial jetliners, and military defense systems company) since 2013 and president and chief executive officer of Boeing Commercial Airplanes since 2012. From 2012 to 2013, Mr. Conner was Executive Vice President of The Boeing Company, and from 2011 to 2012, he led Sales, Marketing and Commercial Aviation Services for Boeing Commercial Airplanes. From 2008 to 2011, Mr. Conner was vice president and general manager of Supply Chain Management and Operations for Boeing Commercial Airplanes. Mr. Conner served as vice president of Sales for Commercial Airplanes for Boeing Commercial Airplanes from 2007 to 2008 and as vice president of Sales for the Americas for Boeing from 2003 to 2007. Mr. Conner has held other positions of increasing responsibility since joining The Boeing Company in 1977.

Mr. Conner brings to the Board, among other skills and qualifications, manufacturing and technical expertise, global leadership experience, and insight into government affairs from his roles in the management of a number of different departments at Boeing.

Richard Goodman	Director since 2008 Age 67

Retired Senior Executive of PepsiCo, Inc., Purchase, New York (food and beverage manufacturer). Mr. Goodman served as Executive Vice President of Global Operations, PepsiCo, Inc. from 2010 through 2011. From 2006 to 2010, Mr. Goodman served as Chief Financial Officer (CFO) of PepsiCo. Prior to 2006, he served in a variety of senior financial positions at that company, including CFO of PepsiCo International, CFO of PepsiCo Beverages International, and General Auditor.

Mr. Goodman joined PepsiCo in 1992, having previously worked with W.R. Grace in a variety of global senior financial roles. Mr. Goodman also serves on the boards of Kindred Healthcare, Inc., The Western Union Company and Toys “R” Us, Inc. (not publicly-traded). He serves as chair of the Audit Committee and a member of the Nominating and Governance Committee of Kindred Healthcare, Inc., as chair of the Audit Committee and a member of the Compensation and Benefits Committee of The Western Union Company and as chair of the Audit Committee of Toys “R” Us, Inc.

Mr. Goodman brings to the Board, among other skills and qualifications, years of financial management, risk management, and auditing expertise from his various positions at PepsiCo and W.R. Grace. He possesses valuable experience in mergers and acquisitions, investment, and corporate finance from his many years of service at large, international corporations. Mr. Goodman also brings the experience of serving as a director of other global public companies.

Jeffrey A. Joerres	Director since 2001 Age 56

Executive Chairman of ManpowerGroup Inc., Milwaukee, Wisconsin (provider of employment services), since May 2014. Mr. Joerres is retiring as Executive Chairman and from the Board of Directors of ManpowerGroup, Inc. effective December 30, 2015. Mr. Joerres served as Chief Executive Officer and President of ManpowerGroup from 1999 to 2014. Mr. Joerres served as Senior Vice President of European Operations from 1998 to 1999 and as Senior Vice President of Major Account Development from 1995 to 1998. Mr. Joerres is a director of the Federal Reserve Bank of Chicago. Mr. Joerres serves on the board of Artisan Partners Asset Management Inc., where he serves as chair of the Compensation Committee and as a member of the Audit Committee. He also is a director of The Western Union Company and is a member of the Corporate Governance and Public Policy Committee and the Compensation and Benefits Committee. From 2001 to 2011, Mr. Joerres also served as a board member of Artisan Funds, Inc.

Mr. Joerres brings to the Board, among other skills and qualifications, experience in leadership, operations, and labor and employment through his various senior management positions at ManpowerGroup. He also has a deep understanding of the global marketplace, as well as beneficial insights into corporate best practices in the service industry and mergers and acquisitions.

William H. Lacy	Director since 1997 Age 70

Retired Chairman and Chief Executive Officer, MGIC Investment Corporation, Milwaukee, Wisconsin (holding company for private mortgage insurers). Mr. Lacy retired in 1999 after a 28-year career at MGIC Investment Corporation and its principal subsidiary, Mortgage Guaranty Insurance Corp. (MGIC), one of the nation’s leading private mortgage insurers. Mr. Lacy is a Director of Ocwen Financial Corporation, where he is the Chairman of the Compensation Committee and serves on the Nomination/Governance Committee.

Mr. Lacy brings to the Board, among other skills and qualifications, financial expertise and significant experience as a former senior executive of a large public company. He has management experience and an in-depth knowledge of finance, insurance and banking from his long-time employment at MGIC. Mr. Lacy also brings the experience of serving as a director of other public companies.

Alex A. Molinaroli	Director since 2013 Age 56

Chairman, President and Chief Executive Officer, Johnson Controls, Inc. since 2013. He previously served as Vice Chairman in 2013, as a Corporate Vice President from 2004 to 2013, and as President of Johnson Controls’ Power Solutions business from 2007 to 2013. Previously, Mr. Molinaroli served as Vice President and General Manager for North America Systems & the Middle East for Johnson Controls’ Building Efficiency business and has held positions with increasing levels of responsibility for controls systems and services, sales and operations. Mr. Molinaroli joined Johnson Controls in 1983.

The Board believes that Mr. Molinaroli’s extensive experience and knowledge of Johnson Controls, and its products and services, gained from over 30 years of service in a wide range of Johnson Controls’ leadership positions, enables him to provide meaningful input and guidance to the Board and Johnson Controls. Mr. Molinaroli brings to the Board a broad strategic vision for Johnson Controls, which is valuable to developing and implementing Johnson Controls’ strategic growth initiatives.

Juan Pablo del Valle Perochena	Director since 2015 Age 43

Chairman of Mexichem, S.A.B. de C.V., Tlalnepantla, Mexico (chemical and petrochemical producer and seller and a subsidiary of Kaluz, S.A. de C.V.), since April 2011. Mr. del Valle Perochena has been a Board member of Mexichem since 2001. Mr. del Valle Perochena serves on the boards of Kaluz, S.A. de C.V., Elementia S.A. de C.V., Grupo Lala S.A.B., and Grupo Pochteca, S.A.B. de C.V.

Mr. del Valle Perochena brings to the Board, among other skills and qualifications, leadership, operations and manufacturing experience from his service at Mexichem. He has served on boards of multi-national companies operating in the United States, Mexico, and other Latin American countries, giving him valued international expertise. Mr. del Valle Perochena’s service with Kaluz, S.A. de C.V. gives him unique insight into the construction industry and real estate development.

Mark P. Vergnano	Director since 2011 Age 57

President, Chief Executive Officer and Director, The Chemours Company, Wilmington, Delaware (titanium technologies, fluoroproducts, and chemical solutions producer), since July 2015. Previously, Mr. Vergnano served as Executive Vice President, E. I. du Pont de Nemours and Company, Wilmington, Delaware (agriculture, nutrition, industrial biotechnology, and advanced materials), from 2009 to June 2015. While at DuPont, he previously served as group vice president — Safety & Protection from 2006 to 2009, vice president and general manager — DuPont Surfaces and Building Innovations from 2005 to 2006, and vice president and general manager — DuPont Nonwovens from 2003 to 2005. Mr. Vergnano joined DuPont in 1980 as a process engineer and held a variety of manufacturing, technical and management assignments in DuPont’s global organization.

Mr. Vergnano brings to the Board, among other skills and qualifications, leadership in the chemicals industry and global business management and operations, technological innovation, risk management and corporate governance and financial matters. In addition, he brings manufacturing expertise, global sales and marketing experience, leadership in safety and sustainability initiatives from his many years of senior leadership experience managing a variety of DuPont’s diverse business units.

RETIRING DIRECTOR

Eugenio Clariond Reyes-Retana, who has served as a director since 2005, will retire from the Board effective December 31, 2015, consistent with Johnson Controls’ retirement policy under our Corporate Governance Guidelines.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our vision is a more comfortable, safe, and sustainable world. In addition to achieving financial performance objectives, our Board and management believe that we must assume a leadership position in the area of corporate governance to fulfill our vision. Our Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of Johnson Controls. These guidelines address matters such as the Board’s duties, director independence, director responsibilities, Board structure and operation, director criteria and qualifications, Board succession planning, Board compensation, management evaluation and development, Board orientation and training, Lead Director responsibilities and our Ethics Policy. The Corporate Governance Committee regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.

Board Leadership Structure

The Board’s leadership structure generally includes a combined Chairman and Chief Executive Officer (“CEO”) role with a strong, independent nonexecutive lead director.

The Board believes our overall corporate governance measures help ensure that strong, independent directors continue to effectively oversee our management and key issues related to strategy, risk and integrity; executive compensation; CEO evaluation; and succession planning.

In choosing generally to combine the roles of Chairman and CEO, the Board takes into consideration the importance of in-depth, industry-specific knowledge and a thorough understanding of our business environment and risk management practices in setting agendas and leading the Board’s discussions.

Combining the roles also provides a clear leadership structure for the management team and serves as a vital link between management and the Board. This allows the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. Because our CEO has an in-depth knowledge of the complexity of a large and diversified international company, our businesses and their management structures, and our overall company strategy — all of which are of critical importance to our performance — the Board believes that our CEO generally is best suited to serve as Chairman and help ensure that the independent directors’ attention is devoted to the issues of greatest importance to Johnson Controls and our shareholders.

Our Board periodically reviews its determination to have a single individual act both as Chairman and CEO.

Lead Independent Director

Our Corporate Governance Guidelines provide for an independent nonexecutive director to act as Lead Director. The Lead Director is elected by the independent, non-management members of the Board, upon the recommendation of the Corporate Governance Committee. The rotation of the Lead Director, as well as the Board committee chairs is considered, on an at least annual basis, and any changes in such assignments are, among several factors, based on Board and committee needs, Director interests, experience and availability, applicable regulatory and legal considerations and Board succession planning. William H. Lacy, a nonexecutive, independent director who has served as the Board’s Lead Director since 2013, will cease serving as Lead Director effective December 31, 2015. On November 18, 2015, the majority of the Board’s independent directors appointed Jeffrey A. Joerres, a nonexecutive, independent director, as the Board’s Lead Director effective January 1, 2016. The Board believes the Lead Director position provides guidance to the non-management (independent) directors in their active oversight of management, including the Chairman and CEO, which is a crucial feature of sound corporate governance.

The Board has adopted a Lead Director Charter, which is published at www.johnsoncontrols.com/governance. The Board recently revised the Lead Director Charter to facilitate even stronger corporate governance and greater collaboration and communication between the Lead Director and the Chairman and CEO regarding strategic, operating and compliance matters and to better enable the Board to oversee management and act as advisors and counselors to the Chairman and CEO and senior management. Under the revised Lead Director Charter, the Lead Director’s responsibilities include, among other things:

•	In collaboration with the Chairman and CEO, developing Board and committee meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	In collaboration with the Chairman and CEO, developing Board meeting agendas to ensure that topics deemed important by our independent directors are included in Board discussions and sufficient executive sessions are scheduled as needed;

•	Calling meetings of the Board’s independent directors;

•	Developing the agenda for and serving as chairman of the Board’s executive sessions;

•	Serving as principal liaison between the Board’s independent directors and the Chairman and CEO;

•	Serving as chair of Board meetings when the Chairman and CEO is not present;

•	In collaboration with the Chairman and CEO, consulting with the appropriate members of senior management about what information pertaining to the company’s finances, operations, strategic alternatives, compliance and members of management is to be sent to the Board in conjunction with meetings and between meetings (it being understood that management is responsible for the accuracy and completeness of such information); and

•	If requested by our major shareholders, ensuring that he is available for direct communication.

The Lead Director Charter now also provides that the Chairman and CEO will promptly inform the Lead Director of any development or events pertaining to the company’s finances, operations, strategic alternatives, compliance and members of management that may warrant calling a special meeting of the Board or discussion at a subsequent regular meeting.

Further, the Lead Director performs other duties as the Board may determine. The Lead Director also provides feedback after each Board meeting to the Chairman on the substance of the items presented and may make suggestions for enhancing the effectiveness of management and the Board.

The Board requires executive sessions of the independent directors at least twice annually. During these executive sessions, the Lead Director has the responsibility, among other things, to lead and facilitate the meeting and discussion of matters on the agenda.

Board Oversight of Risk

We have a comprehensive risk management program. Directors are involved in the program in the following ways:

•	The Board has primary responsibility for overall risk oversight, including our risk profile and management controls. The Board oversees the implementation of our strategic plan and the risks inherent in the operation of our businesses. We maintain an Enterprise Risk Management (“ERM”) process which identifies, assesses, prioritizes and manages a broad set of risks across the corporation. These risks fall into six categories: external, strategic, operational, people, financial, and legal and compliance. The assessment process is administered by the corporate strategic planning department and the Board receives semi-annual overviews of top risks along with plans for management and mitigation. These activities are supplemented by a rigorous internal audit function that reports regularly to the Audit Committee.

•	The Senior Executive Risk Committee (“Risk Committee”) provides increased leadership focus and more frequent risk related oversight. The Risk Committee is currently comprised of the following senior leaders: Executive Vice President and Vice Chairman, Executive Vice President and Chief Financial Officer, Vice President and Chief Marketing Officer, Executive Vice President — Human Resources, Vice President and General Counsel, Vice President — Corporate Strategy, Vice President — Compliance and a senior business leader from each of our business units. The Risk Committee meets regularly to actively manage the ERM program and maintain continuous awareness of enterprise risk. The Risk Committee reviews areas of risk within the operations identified by the ERM program, Insurance Health and Safety, Enterprise Security, Legal & Compliance, and Internal Audit and Finance. Additionally, the Risk Committee regularly identifies and discusses potential emerging risks. They report their determination of significant risks to the enterprise, mitigation plans and status at regularly scheduled reviews. Risk Committee members review the semi-annual communications to the Board to confirm the communications are both comprehensive and accurate.

•	The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Each of the Board committees is responsible for oversight of risk management practices for categories of top risks relevant to committee functions, as summarized below. The Board as a group also reviews risk management practices and a number of significant risks in the course of its reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan and five-year strategic plan (including matters affecting capital allocation); major litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning
Audit Committee	Risks and exposures associated with financial reporting and disclosure, tax, accounting, internal controls, legal, information technology and financial policies
Corporate Governance Committee	Risks and exposures relating to our programs and policies relating to corporate governance, director independence, conflicts of interest, ethics and compliance, and director candidate and succession planning
Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, recruiting and retention and executive compensation programs and arrangements, including incentive plans
Finance Committee	Risks and exposures associated with capital structure, credit and liquidity, financing, employee pension and savings plans (including their relative investment performance, asset allocation strategies and funded status), and significant capital investments and acquisitions

Accordingly, while each of the above four committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board itself remains responsible for the oversight of our overall ERM program.

Board Independence

Our Board annually determines the independence of each director and nominee for election as a director based on a review of the information provided by the directors and the executive officers, and a survey by our legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and our Corporate Governance Guidelines, which are more restrictive than the NYSE independence standards. In addition, the Board has established categorical standards of independence to assist it in making determinations of director independence, which are set forth in our Corporate Governance Guidelines and posted on our website at www.johnsoncontrols.com/governance.

As a result of this evaluation, the Board has affirmatively determined by resolution that the following directors are independent: David P. Abney, Natalie A. Black, Julie L. Bushman, Eugenio Clariond, Raymond L. Conner, Juan Pablo del Valle Perochena, Richard Goodman, Jeffrey A. Joerres, William H. Lacy, and Mark P. Vergnano. Alex A. Molinaroli is not independent based on his employment by Johnson Controls. Additionally, Dennis W. Archer, who retired from the Board on December 31, 2014, was previously determined to be an independent director.

When making the Board’s director independence determinations, the Board was aware of, and considered, the relationships listed below. All the business relationships noted below were entered into on standard pricing and terms as arose in the ordinary course of our business. The amounts involved in each relationship did not exceed the greater of $1 million or 2% of either company’s consolidated gross revenues. As a result, each qualified under a categorical standard of independence that the Board previously approved, and therefore, none of the relationships were deemed to be a material relationship that impaired the director’s independence.

Director	Organization	Director’s Relationship to Organization	Type of Transaction, Relationship or Arrangement	Does the amount exceed the greater of $1 million or 2% of either company’s gross revenues?
David P. Abney	United Parcel Service, Inc. and its subsidiaries and affiliates	Executive Officer (Chief Executive Officer) and Director	Business Relationship – Routine sales to, and purchases from, UPS	No
Natalie A. Black	Kohler Co. and its subsidiaries and affiliates, including The American Club, a Kohler Co. affiliate	Director and Executive Officer (retired) (Senior Vice President and Chief Legal Officer)	Business Relationship – Routine sales to, and purchases from, Kohler	No
Julie L. Bushman	3M Company and its subsidiaries and affiliates	Executive Officer (Senior Vice President)	Business Relationship – Routine sales to, and purchases from, 3M	No
Raymond L. Conner	The Boeing Company and its subsidiaries and affiliates	Executive Officer (Vice Chairman)	Business Relationship – Routine sales to, and purchases from, Boeing	No
Richard Goodman	PepsiCo. and its subsidiaries and affiliates	Executive Officer (retired) (Executive Vice President)	Business Relationship – Routine sales to, and purchases from, PepsiCo	No
Jeffrey A. Joerres	ManpowerGroup Inc. and its subsidiaries and affiliates	Executive Officer (Executive Chairman)[1]	Business Relationship – Routine sales to, and purchases from, ManpowerGroup	No
Juan Pablo del Valle Perochena	Mexichem, S.A.B. de C.V. and it subsidiaries and affiliates	Director	Business Relationship – Routine sales to, and purchases from, Mexichem	No
	Kaluz, S.A. de C.V. and its subsidiaries and affiliates	Director and Employer	Business Relationship – Routine sales to, and purchases from, subsidiaries and affiliates of Kaluz	No
Mark P. Vergnano	The Chemours Company and its subsidiaries and affiliates	Executive Officer (President and Chief Executive Officer)	Business Relationship – Routine sales to, and purchases from, The Chemours Company	No
	E.I. du Pont de Nemours and its subsidiaries and affiliates	Former Executive Officer (Executive Vice President)	Business Relationship – Routine sales to, and purchases from, DuPont	No

1 Mr. Joerres is retiring as Executive Chairman and from the Board of Directors of ManpowerGroup, Inc. effective December 30, 2015.

Related Person Transactions

The Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” generally means any of our directors, executive officers, or director nominees, or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Under our policies, each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. In addition, the questionnaire we send annually to directors and executive officers solicits information regarding related person transactions that are currently proposed or that occurred since the beginning of our last fiscal year. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must also be disclosed to the full Board.

Board Succession Plan

We designed the Board succession plan as generally outlined in our Corporate Governance Committee Charter and Corporate Governance Guidelines (the “Succession Plan”) to maintain effective representation. The Succession Plan has three important elements. First, the Succession Plan sets the mandatory retirement age for directors as the last day of the calendar year in which a director reaches his or her 72nd birthday. Second, the Succession Plan states that no director may serve as a committee chair after the last day of the calendar year in which the director reaches his or her 70th birthday. Before a committee chair reaches his or her 70th birthday, we implement a transition process in which the new chair works collaboratively with the retiring chair as they transition duties and responsibilities. Third, the Succession Plan requires that, at the time the CEO either resigns or retires from Johnson Controls, he or she must also resign and retire from the Board, following a transition period mutually agreed upon between the CEO and the Compensation Committee.

Board, Committee and Lead Director Evaluations

Each year, the Board conducts an evaluation of itself and the Board committees. In addition, as discussed below, the Board also conducts an annual evaluation of each director to determine their respective effectiveness. In addition, during fiscal year 2015, the Board conducted an evaluation of the Lead Director. The Corporate Governance Committee annually determines the manner of these evaluations to ensure that the Board receives accurate and insightful information.

During fiscal year 2015, the Board underwent a self-evaluation in which each director was asked to comment on and provide recommendations for possible enhancement regarding the following topics: Board organization, Board process, Information flow/communications and Board materials, as well as provide any other comments surrounding Board processes and practices. Similarly, each director was asked to comment on and provide possible enhancement recommendations regarding the following topics for Board committees of which they are members: Committee organization, Committee process, Information flow/communications and Committee materials, as well as provide any other comments surrounding Committee processes and practices. In addition, each director was asked to list Lead Director roles and responsibilities that enhance the effectiveness of the Lead Director position and should be continued, as well as roles and responsibilities that should be considered for improvement.

The responses and comments were compiled by our corporate Secretary and presented, on an anonymous basis, to the Corporate Governance Committee for review. The responses and comments were also presented, on an anonymous basis, to each respective Board committee and the full Board. These surveys helped directors discuss processes and practices that could be altered to enhance the functioning of the Board, the Board committees and the Lead Director.

Director Attendance at the Annual Meeting

We have a long-standing policy of director attendance at our annual meeting of shareholders. Eight of our ten directors serving on the Board at the time of the 2015 annual meeting of shareholders attended the meeting.

Shareholder and Other Interested Party Communication with the Board

We encourage shareholder and other interested party communication with directors. General communication to the Board or any individual Board member may be sent to his or her attention at 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408. Our Secretary’s office opens and screens these communications for security purposes and for relevance in the directors’ capacities as directors.

You may also send communications directly to the Lead Director, who is currently William H. Lacy and will be Jeffrey A. Joerres effective January 1, 2016. You may send communications to him at Lead.Director@jci.com or to his attention at 5757 North Green Bay Ave., MS X-32, Milwaukee, Wisconsin 53209-4408. In addition, at the request of a major shareholder, our Lead Director will make himself reasonably available for consultation and direct communication.

Director Nominee Selection and Evaluation

The Corporate Governance Committee develops criteria and qualifications for directors and director candidates that the Board reviews and approves annually. The Corporate Governance Committee has a process under which it identifies and evaluates all director candidates properly nominated as required by our By-Laws and Corporate Governance Guidelines. To identify director candidates, the Corporate Governance Committee maintains a file of potential director nominees (including those recommended by shareholders), solicits candidates from current directors, evaluates recommendations and nominations by shareholders, and has retained, for a fee, recruiting professionals to identify and evaluate director candidates. The Corporate Governance Committee uses the following criteria, among others, to evaluate any director candidate’s capabilities to serve as a member of the Board: board attendance and engagement, independence, other time demands (including service on other boards), and potential or apparent conflicts (such as relationships with one of our competitors, key suppliers or key customers). In addition, the Corporate Governance Committee examines the following qualifications, among others, to identify and evaluate director candidates: industry experience and expertise (such as automotive, construction, service, emerging markets and government); functional experience and expertise (such as whether the director candidate is a current chief executive officer or chief financial officer or possesses financial acumen, has leadership experience with large multi-national organizations, has experience or expertise in manufacturing, technology/innovation, marketing, sales or brand management); and the diversity of the director candidate. Further, the Corporate Governance Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries and functional areas.

The Board Chairman and the Chair of the Corporate Governance Committee also lead an annual evaluation of each director based upon the preceding criteria and input from the other directors before nominating and recommending such director for reelection. During fiscal year 2015, each director provided an evaluation of each director (other than Mr. del Valle Perochena who joined the Board in November 2015) to determine each such individual’s effectiveness. Based on that input, the Board held a discussion to assist each nominee in making an enhanced contribution to the Board to foster continuous improvement of the nominee and the Board in general.

The Corporate Governance Committee will evaluate all director candidates in a similar manner regardless of how each director was identified, recommended, or nominated. We measure the success of our Board in part by the number of diverse candidates that are identified, evaluated, and added to our Board. No director candidates were nominated by third parties during the year.

BOARD AND COMMITTEE INFORMATION

Board Structure and Meetings

The Board is currently comprised of ten independent directors of eleven in total. Mr. Molinaroli serves as our Chairman and CEO. Effective upon the retirement of Mr. Clariond on December 31, 2015, the size of the Board shall be reduced to ten members.

In fiscal year 2015, the Board held a total of six regular meetings and ten special meetings. Each director attended at least 75% of the aggregate total number of Board meetings and Board committee meetings of which he or she was a member and eligible to attend.

Committee Membership as of December 14, 2015

	Executive	Audit	Compensation	Corporate Governance	Finance
David P. Abney		✓		✓
Natalie A. Black	✓		✓	*
Julie L. Bushman		✓		✓
Eugenio Clariond Reyes-Retana[1]			✓		✓
Raymond L. Conner			✓		✓
Juan Pablo del Valle Perochena		✓			✓
Richard Goodman	✓	*			✓
Jeffrey A. Joerres	✓				*
William H. Lacy[2,3]	✓		✓		✓
Alex A. Molinaroli	*
Mark P. Vergnano	✓		*	✓

* Chair of Committee

✓ Committee Member

1 Effective December 31, 2015, Mr. Clariond will retire as a director and member of the Compensation and Finance Committees.

2 Effective January 1, 2016, Mr. Lacy will no longer be a member of the Executive Committee.

3 Lead Director. Effective January 1, 2016, Mr. Lacy will be succeeded as Lead Director by Mr.  Joerres.

Board Committees

Executive Committee

The primary function of the Executive Committee is to exercise all the powers of the Board when the Board is not in session, as the law permits. The Executive Committee held one meeting during our 2015 fiscal year.

Audit Committee

The primary functions of the Audit Committee are to:

•	Review and discuss the audited consolidated financial statements with management and our independent registered public accounting firm for inclusion of the financial statements and related disclosures in our Annual Report on Form 10-K;

•	Review and discuss with management and our independent registered public accounting firm our quarterly consolidated financial statements and disclosures and earnings press releases;

•	Review and advise the Board with respect to the effectiveness of Johnson Controls’ system for monitoring compliance with laws and regulations;

•	Review with the Company’s General Counsel legal matters that may have a material impact on the consolidated financial statements and any material reports or inquiries received from regulators or governmental agencies regarding compliance;

•	Review the activities of the Company’s Internal Audit department, the significant findings from completed audits and the actions the Company’s management is taking in response to those audits;

•	Review and approve the performance evaluation, appointment or replacement of the Company’s Vice President of Internal Audit;

•	Review the results of management’s and our independent registered public accounting firm’s assessment of the design and operating effectiveness of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	Review and discuss with management and our independent registered public accounting firm our financial reporting process and our critical accounting policies;

•	Appoint and oversee the compensation and work of our independent registered public accounting firm;

•	Evaluate, and review management’s evaluation of, our independent registered public accounting firm;

•	Review the audit plans prepared by Internal Audit and our independent registered public accounting firm;

•	Pre-approve all auditing services and permitted non-audit services that our independent registered public accounting firm will perform;

•	Discuss with management and our independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of our consolidated financial statements;

•	Review reports and disclosure of insider and affiliated party transactions, and review and approve related person transactions;

•	Review our tax situation and significant tax planning initiatives and tax audit settlements;

•	Review the status of major information technology plans and related internal control implications;

•	Review our information technology security environment and plans;

•	Review our risk assessment process and risk management policies including reviewing our major financial risk exposure and the steps management has taken to monitor and control such exposure;

•	Report the results or findings of all activities to the Board on a regular basis; and

•	Review annually the Audit Committee’s performance and report its findings and recommendations to the Board.

The Audit Committee held seven regular meetings during our 2015 fiscal year. All members are “independent” and “financially literate” as defined by the NYSE listing standards and “independent” under our Corporate Governance Guidelines. The Board has determined that Mr. Goodman is an ‘‘audit committee financial expert’’ as that term is defined by applicable SEC regulations. Mr. Goodman serves on audit committees of two other publicly-held companies.

Compensation Committee

The primary functions of the Compensation Committee are to:

•	Evaluate and recommend to the Board the selection of the CEO;

•	Recommend to the Board the selection and retention of officers and key employees;

•	Review and approve compensation and compensation-related objectives for senior executives;

•	Administer and approve amendments to the executive compensation plans except for such amendments that require Board approval;

•	Establish objectives, determine performance, and approve compensation and salary adjustments of the CEO;

•	Administer our executive benefits;

•	Determine perquisites and other remuneration for the CEO and other officers;

•	Approve disclosure of executive compensation-related information in our proxy statement;

•	Approve the retention, compensation and termination of outside compensation consultants;

•	Review our executive compensation programs with outside consultants, as well as compare such programs with our peer companies, and as necessary recommend such programs to the Board;

•	Consider the independence of any compensation consultant, legal counsel or other advisor to the Compensation Committee;

•	Review a management succession plan and recommend management succession decisions;

•	Review and approve employment-related agreements for the CEO and our officers;

•	Periodically review Pension Plan design;

•	Conduct an annual risk assessment of executive incentive compensation plans and programs;

•	Report the results or findings of these activities to the Board on a regular basis; and

•	Review annually the Compensation Committee’s performance and report its findings and recommendations to the Board.

The Compensation Committee held four meetings during our 2015 fiscal year. All Compensation Committee members are “independent” as defined by the NYSE listing standards, including those standards applicable specifically to compensation committee members, and our Corporate Governance Guidelines. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. All members of the Compensation Committee are “non-employee directors” as defined in SEC Rule 16b-3(b)(3).

Corporate Governance Committee

The primary functions of the Corporate Governance Committee are to:

•	Develop guidelines and criteria for the qualifications of directors and make related recommendations to the Board for approval;

•	Select, and recommend to the Board, qualified director candidates, including consideration of any candidates submitted by shareholders in accordance with our By-Laws;

•	Consider, and recommend to the Board, the size and composition of the Board;

•	Develop, and recommend to the Board, standards for director independence and financial expertise;

•	Review, and make recommendations to the Board regarding, the Board’s committee structure and composition;

•	Identify and review the qualifications of, and recommend to the other independent directors, the independent director to be designated as Lead Director;

•	Review and recommend our corporate governance practices and policies;

•	Review our Corporate Governance Guidelines at least annually and recommend any proposed updates to the Board;

•	Review, and recommend to the Board, the overall director compensation program;

•	Consider, and recommend to the Board, matters related to executive sessions of non-management directors;

•	Oversee our Ethics Policy, including the program for implementing and monitoring compliance with the Ethics Policy, review any potential violations of the Ethics Policy referred to the Corporate Governance Committee and consider requests for waivers of, or exceptions to, our Ethics Policy and recommend action to the Board for decision;

•	Review potential conflicts of interest referred to the Corporate Governance Committee involving us, our directors or our executive officers;

•	Coordinate and conduct the annual evaluation of the Board and its committees and the Lead Director, as well as oversee the annual evaluation of the effectiveness and the performance of management, and report on such findings to the Board; and

•	Review annually the Corporate Governance Committee’s performance and report its findings and recommendations to the Board.

The Corporate Governance Committee held five meetings during our 2015 fiscal year. All members of the Corporate Governance Committee are “independent” as defined by the NYSE listing standards and our Corporate Governance Guidelines.

Finance Committee

The primary functions of the Finance Committee are to:

•	Review major financial risk exposures and management’s plans to monitor and control such exposures;

•	Review and approve, within the limits established by the Board, our capital appropriations matters;

•	Monitor actual performance of significant capital appropriations against original projections;

•	Annually review and recommend to the Board capital expenditure authorization levels;

•	Review capital structure, financing plans, and other significant treasury policies;

•	Annually review and approve our policies governing the use of derivatives as well as any of our designations or elections relating to derivatives;

•	Review major Information Technology strategies and plans other than (i) the internal controls implications, and (ii) our Information Technology security environment and plans;

•	Review and approve our policies governing long-term investment goals and asset allocation targets for significant defined benefit and defined contribution plans;

•	Approve funding for significant defined benefit and defined contribution plans;

•	Monitor performance of significant defined benefit and defined contribution plans;

•	Review dividend policy and share repurchase programs;

•	Report the results or findings of these activities to the Board on a regular basis; and

•	Review annually the Finance Committee’s performance.

The Finance Committee held four meetings during our 2015 fiscal year. All Finance Committee members are “independent” as defined by the NYSE listing standards and our Corporate Governance Guidelines.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF JOHNSON CONTROLS’ INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

We ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016.

PricewaterhouseCoopers LLP has audited our financial statements for fiscal years 2015 and 2014. The Audit Committee appointed them as our independent registered public accounting firm for fiscal year 2016.

We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. If shareholders do not ratify the appointment, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if shareholders ratify the selection, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of at least three directors and operates under a written charter adopted by the Board. The Audit Committee reviews the charter at least annually, updating it last in October 2015. The charter is available on our website at www.johnsoncontrols.com/governance.

The Board has the ultimate authority for effective corporate governance, including the role of oversight of the management of our company. The Audit Committee’s purpose is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. In addition, management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

During fiscal year 2015, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed with management and the independent auditor our quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC;

•	reviewed with management, the independent auditor and the internal auditor, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting;

•	reviewed with the independent auditor, management and the internal auditor, as appropriate, the audit scope, and plans of both the independent auditor and internal auditor;

•	met in periodic executive sessions with each of the independent auditor, management, and the internal auditor; and

•	received the annual letter from PricewaterhouseCoopers LLP provided to us pursuant to Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, confirming their independence.

The Audit Committee has reviewed and discussed with our management and independent auditor our audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2015, and the independent auditor’s report on those financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.

PricewaterhouseCoopers LLP presented the matters required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (“PCAOB”) Standards and SEC Regulations. This review included a discussion with management and the independent auditor about the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in our financial statements, including the disclosures relating to critical accounting policies.

Relationship with Independent Auditors

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended September 30, 2015, PricewaterhouseCoopers LLP was employed principally to perform the annual audit and to render other audit-related services. Fees we paid to PricewaterhouseCoopers LLP for each of the last two fiscal years are listed in the following table.

	Fiscal Year 2014	Fiscal Year 2015
Audit Fees	$23,538,000	$22,331,000
Audit-Related Fees	$8,911,000	$5,360,000
Tax Fees	$4,955,000	$3,336,000
All Other Fees	$598,000	$514,000

“Audit Fees” include fees for services performed to comply with auditing standards of the PCAOB (United States), including the annual audit of our consolidated financial statements including reviews of the interim financial statements contained in Johnson Controls’ Quarterly Reports on Form 10-Q, issuance of consents and the audit of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

“Audit-Related Fees” include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions, and divestitures, carve-outs associated with divestitures and spin-off transactions, consultations concerning financial accounting and reporting standards, issuance of comfort letters associated with debt offerings, general assistance with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

“Tax Fees” primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing, and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

“All Other Fees” primarily include fees associated with training seminars related to accounting, finance and tax matters, information technology consulting, and other advisory services.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, and it pre-approved 100% of all such services in fiscal year 2015. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of and a budgeted amount for particular categories of non-audit services that are recurring in nature and, therefore, anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on registered public accounting firm independence and whether the provision of non-audit services by the independent registered public accounting firm is compatible with the firm’s independence. The Audit Committee has concluded the independent registered public accounting firm is independent from Johnson Controls and its management.

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance the company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

Based on its review of the discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Richard Goodman, Chairman

David P. Abney

Julie L. Bushman

Members, Audit Committee

PROPOSAL THREE:

APPROVAL ON AN ADVISORY BASIS OF JOHNSON CONTROLS’

NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we seek your approval on an advisory basis of our executive compensation as described in the Compensation Discussion and Analysis, related compensation tables and narrative discussion. This vote is not intended to address any specific items of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this proxy statement. This vote is advisory and not binding on Johnson Controls, the Compensation Committee or the Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

As described in the Compensation Discussion and Analysis section, decisions regarding executive compensation are guided by our philosophy, which is built on the following principles:

•	Align compensation with shareholders’ interests and avoid excessive risk taking;
•	Pay for performance;
•	Focus on the long term;
•	Align compensation to market; and
•	Increase at risk and performance-based compensation as responsibility increases.

We encourage shareholders to read the Compensation Discussion and Analysis, which describes our fiscal year 2015 business results, compensation program decisions, shareholder outreach process and pay for performance alignment. We believe that the information we have provided in this proxy statement demonstrates that we designed our executive compensation program appropriately and that it is working to build long-term shareholder value, deliver sustained, strong business and financial results and attract, motivate and retain a highly qualified and effective executive team. We currently hold advisory votes on the compensation of our named executive officers on an annual basis and intend to hold the next such vote at the 2017 annual meeting of shareholders.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

RESOLVED, that the compensation paid to Johnson Controls’ named executive officers, as disclosed in the proxy statement for the 2016 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion, is hereby approved.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL ON AN

ADVISORY BASIS OF JOHNSON CONTROLS’ NAMED EXECUTIVE OFFICER COMPENSATION

AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE

ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION

CONTAINED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement relating to the 2016 annual meeting of shareholders.

Mark P. Vergnano, Chairman

Natalie A. Black

Eugenio Clariond Reyes-Retana

Raymond L. Conner

William H. Lacy

Members, Compensation Committee

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the compensation of our Named Executive Officers (NEOs) for fiscal year 2015. Our NEOs for fiscal year 2015 were the following individuals:

Name	Title
Alex A. Molinaroli	Chairman of the Board, President and Chief Executive Officer
R. Bruce McDonald	Executive Vice President and Vice Chairman
Brian J. Stief	Executive Vice President and Chief Financial Officer
Beda Bolzenius	Vice President, Vice Chairman—Asia Pacific and President—Automotive Experience
William C. Jackson	Vice President and President, Building Efficiency

Executive Summary

Company Performance Highlights

Johnson Controls has had a long-standing tradition of delivering performance for our shareholders, customers, and the community. We are one of the 100 largest publicly-traded companies in the United States (based on revenue), serving customers in more than 150 countries throughout the world, and we generate approximately 60% of our net sales outside of the United States. Our company has achieved earnings growth* for 24 of the last 25 years and has paid consecutive dividends since 1887.

During fiscal year 2015, we achieved revenue of $37.2 billion, a decrease of 4% from $38.7 billion in 2014 due primarily to the deconsolidation of the interiors business and foreign exchange. Excluding the impact of these items, sales increased 5%. We achieved record segment income* of $3.2 billion. Segment income margins for the year improved by 120 basis points. Adjusted non-GAAP diluted earnings per share from continuing operations* was $3.42, an increase of 14% from $3.00 in 2014. In 2015, the company increased the cash returned to shareholders with an 18% increase in the dividend payout as well as share repurchases of $1.4 billion compared to $1.2 billion last year. During the year, the company completed the formation of an equity income automotive interiors joint venture and divested its Global Workplace Solutions business. While the macro-economic environment in fiscal 2015 remained challenging in some key markets, each of the company’s businesses generated significant margin improvements. We believe the performance of the executive officers named in this proxy statement have positioned the company to continue to deliver strong financial results in fiscal 2016 and beyond. We believe the company has the financial capability to invest strategically in our businesses and to generate increased shareholder value.

*Represents earnings from continuing operations excluding transaction / integration / separation costs and non-recurring items.

The following chart highlights important considerations in the development, review and approval of the compensation of our NEOs. We include details of each of these highlights in the following pages of this CD&A. The objectives and philosophy of our executive compensation programs remain consistent with prior years.

Objectives and Philosophy
Objectives of Executive Compensation Program

Our executive compensation program is designed to:

•     Build long-term shareholder value

•     Deliver sustained, strong business and financial results

•     Attract, motivate and retain a highly qualified and effective executive team

Philosophy of Executive Compensation Program

Our executive compensation philosophy is built on five principles:

•     Align compensation with shareholders’ interests and avoid excessive risk taking

•     Pay for performance

•     Focus on the long term

•     Align compensation to market

•     Increase at risk and performance-based compensation as responsibility of an executive increases

Fiscal Year 2015 Compensation Program Decisions

The table below summarizes the compensation decisions that we made at the start of fiscal year 2015 relative to the NEOs, and the implications of our performance during the fiscal year on incentive award payouts.

Base Pay Decisions See page 42 for more details

On October 1, 2014:

•      Mr. Molinaroli received a 12.5% increase in base salary in recognition of his performance and contributions, and to better align with the median level of the Compensation Peer Group relative to his position. Following our executive compensation philosophy, which we discuss further under “Determining Compensation Levels – Role of the Committee,” we move the compensation of executives who are new to their position to the 50th percentile of market within three years, assuming it is warranted by company and individual performance. We provide further detail regarding the companies in our Compensation Peer Group in the “Determining Compensation Levels” section of this document.

•      Mr. McDonald received a 13.5% increase in base salary in connection with his promotion to Executive Vice President and Vice Chairman, in recognition of his performance and contributions, and to better align with the median level of the Compensation Peer Group relative to his position.

•      Mr. Stief received a 30.6% increase in base salary in connection with his promotion to Executive Vice President and Chief Financial Officer, in recognition of his performance and contributions, and to better align with the median level of the Compensation Peer Group relative to his position.

•      Dr. Bolzenius received a 3% increase in base salary to align with the market median for his position and to recognize his performance and contributions.

•      Mr. Jackson received a 4% increase in base salary in connection with his promotion to Vice President and President, Building Efficiency and to recognize his performance and contributions.

2015 Incentive Plan Design See page 43 for more details

•      As part of our process for establishing targets for both the Annual Incentive Performance Program (AIPP) and the Long-Term Incentive Performance Program (LTIPP) for fiscal year 2015, the Committee reviewed the following data:

¡     Our strategic and financial plans;

¡     The global macroeconomic environment for fiscal year 2015 compared to fiscal year 2014, including global Gross Domestic Product growth as well as growth estimates in those countries where Johnson Controls has significant business operations;

¡     Growth estimates for automotive production and construction spending on a regional basis;

¡    Company-specific factors including capital expenditure levels, restructuring and other investment initiatives;

¡     Analyst consensus growth expectations for our company versus those of our Compensation Peer Group;

¡    Movement of analyst consensus earnings estimates over time; and

¡     Projected earnings growth estimates from our Compensation Peer Group and the broader S&P 500 companies.

¡     Based on its review of the above information, the Committee chose to set the earnings growth thresholds, targets and maximums for fiscal year 2015 primarily in line with analyst consensus earnings estimates for the S&P 500 and S&P 500 Industrials. The Committee chose to set the thresholds, targets and maximums for return on sales (ROS) and return on assets (ROA) relative to our strategic and financial plans. This approach ensures competitive incentive compensation is provided based on market competitive performance while continuing to focus on our strategic deliverables. We provide further detail regarding incentive targets for fiscal year 2015 grants for both the AIPP and the LTIPP in the “Elements of Executive Compensation Program” section of this document.

¡    Annual Incentive Plan Design: Consistent with past years, we use year over year segment income (SINC) growth (which in previous years we have referred to as EBIT growth), ROS and ROA as the performance metrics for our AIPP, based upon the Committee’s belief that providing incentives to focus on those measures links to our strategic plan and will create long-term shareholder value. Additionally, the Committee believes SINC growth continues to be the most critical measure of our business performance when supported by an increase in ROS and ROA.

¡    Long-Term Incentive Plan Design: During fiscal year 2015, the Committee reviewed the LTIPP performance measures and determined that pre-tax earnings growth and pre-tax return on invested capital (ROIC) continue to be the measures that most directly align with the creation of long-term shareholder value. During fiscal year 2014, the Committee considered the use of relative total shareholder return (TSR) as a long-term incentive performance measure. We chose to maintain our long-standing focus on pre-tax earnings growth and pre-tax ROIC. Although TSR aligns executives’ interests with our shareholders, the Committee determined that operating measures directly influenced by our executives’ performance should be the basis of our LTIPP. The Committee believes that as our executives receive a significant portion of their compensation in the form of equity there is appropriate focus on TSR. The Committee also reviewed the weightings for fiscal year 2015 LTIPP performance measures. Based on market data and input from our shareholders, the Committee determined that the LTIPP measures would be weighted 60% (previously 80%) on pre-tax earnings growth and 40% (previously 20%) on pre-tax ROIC beginning in fiscal year 2015.

¡    We granted stock options, restricted stock units, and performance share unit awards on November 18, 2014, the date of our regularly scheduled November Committee meeting, in compliance with our Policy on Granting Equity Awards.

Incentive Plan Outcomes for Performance During Fiscal Year 2015

•      AIPP award payouts for NEOs were paid at a level above target based on the results of the three performance measures for fiscal year 2015: year-over-year SINC growth, ROS and ROA. Overall performance for these metrics resulted in the following payouts.

Business Unit	Actual Payout Multiplier (% of target bonus payable)

Corporate	188.5%

Automotive Experience	200.0%

Building Efficiency	101.0%

•      LTIPP award payouts for NEOs were at 192.9% of target based upon the three-year performance cycle from fiscal years 2013 through 2015.

¡    Payout specific to fiscal year 2015 performance — which makes up one-third of the payout — was above target based on pre-tax earnings growth and pre-tax ROIC that was 196.1% of target.

Fiscal Year 2015 Announcements Impacting Fiscal Year 2016 Decisions

•      In July 2015, we announced our plan to pursue a tax-free spin-off of our Automotive Experience business. Following the separation, we expect Johnson Controls will continue as an ongoing business without the Automotive Experience business and the Automotive Experience business will operate as its own independent, publicly-traded company.

•      We anticipate that Mr. McDonald, who currently serves as our Executive Vice President and Vice Chairman, will serve as the Chairman and CEO of the new company. We also expect that Dr. Bolzenius, who currently serves as our Vice President and President—Automotive Experience, will serve as President and Chief Operating officer of the new company. We anticipate that the new automotive company will benefit from strong existing relationships with customers and well established positions in growth markets including China, and will generate strong cash flow.

•      Our company’s philosophy has always been, and will continue to be, to offer a competitive executive pay and benefits package that delivers value to our executives and is in the best interests of our shareholders. The future spin-off of the Automotive Experience business does not change that philosophy. Each year we review our pay and benefits programs and changes may occur due to market conditions and other factors. We anticipate that the Johnson Controls executive compensation and benefits programs will be mirrored as we establish the new Automotive Experience company. We believe our programs are effectively designed, with a focus on pay for performance. Our programs are well aligned with the interests of our shareholders and are instrumental in achieving our business strategy. After the separation of the Automotive Experience from Johnson Controls is completed, the new company will determine its own executive compensation philosophy and programs going forward.

•      The spin-off of the Automotive Experience business will affect the company’s executive compensation programs, including:

¡    Separate reporting for Johnson Controls, Inc. and the new Automotive Experience business will result post-spin;

¡    New proxy executives will result for the Company as some named executive officers will leave Johnson Controls;

¡    Because of the difficulty of setting long-term performance goals that would appropriately take into account the announced spin-off of our Automotive Experience business, the Committee determined that for fiscal year 2016 we would replace performance-based LTIPP (Performance Share Unit) awards with restricted stock unit awards; and

¡     Post-spin incentive plans will be adjusted to reflect the Company’s priorities after the transaction. Although this has not been finalized it is expected that the organization will return to the use of performance-based LTIPP (Performance Share Units) at that time.

•      Further information will be disclosed in the proxy reporting required for fiscal year 2016 for both Johnson Controls, Inc. and the new Automotive Experience business, as well as the additional filings required prior to the time of the spin-off.

Fiscal Year 2015 Shareholder Outreach

At our annual meeting in January 2015, 96.4% of the shareholder votes cast supported our executive compensation program in an advisory “say-on-pay” vote.

We are committed to the interests of its shareholders and the delivery of shareholder value through sustainable growth strategies. We believe that, as part of this commitment, it is important to maintain an ongoing dialogue with shareholders to solicit and respond to feedback about our executive compensation program.

The objectives of these discussions are to:

1)	Better understand shareholder views on executive compensation such that we can better align programs with shareholder objectives,

2)	Be responsive to views that shareholders expressed in previous shareholder advisory votes on executive compensation, and

3)	In the case of discussions in fiscal year 2015, discuss investor views of our compensation programs introduced for fiscal year 2013, including a review of the effectiveness of our CD&A within the proxy statement.

During fiscal year 2015, our shareholder outreach effort had two primary areas of focus. In the beginning of the fiscal year, we focused our interactions with shareholders on gathering feedback on fiscal year 2015 program designs and the January 2015 say-on-pay shareholder advisory vote. For that outreach, we solicited feedback from investors representing slightly more than 50% of our outstanding shares. Those solicitations resulted in us holding conversations with shareholders representing approximately 35% of our outstanding shares.

Later in fiscal year 2015, Johnson Controls contacted shareholders to again dialogue regarding our executive compensation and governance programs. We contacted investors representing more than 50% of our outstanding shares and invited them to discuss our executive compensation and governance programs. Investors representing nearly 25% of our outstanding shares took part in dialogue and they expressed appreciation for our high level of shareholder outreach.

Based on shareholder feedback in response to our outreach efforts in fiscal year 2014 and market data, the Committee determined that beginning in fiscal year 2015, the weightings for the LTIPP performance measures will be 60% Pre-Tax Earnings Growth (previously 80%) and 40% Pre-Tax ROIC (previously 20%).

Commenting on our fiscal year 2015 compensation programs, these shareholders:

•     Appreciated the focus of shareholder engagement efforts and the listening the Committee has demonstrated to its shareholders;

•     Acknowledged good incentive target setting processes; and

•     Appreciated the transparency of proxy disclosure.

Pay-For-Performance

Pay-for-performance is one of the five principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the relationship between our CEO’s annual target pay and realizable pay versus total shareholder return (TSR) relative to the S&P 500 and S&P 500 Industrials.

As the graph indicates, while our 1-year TSR results were below that of the S&P 500 and similar to the S&P 500 Industrials, our 3-year TSR results were above those of both the S&P 500 and S&P 500 Industrials for the measurement period. As a result of the link between pay and performance embedded in our incentive plans, the realizable pay for our CEO was below the target pay for fiscal year 2015.

The data illustrates an appropriate relationship between our compensation programs and company performance – our 1-year TSR performance resulted in below market realizable pay for fiscal year 2015.

Realizable pay consists of: (1) base salary earned in the fiscal year, (2) annual incentive cash payments earned in the fiscal year, (3) performance-based equity awards granted in the fiscal year valued using the 2015 fiscal year end closing price, (4) stock option awards granted in the fiscal year valued using the difference between the grant price and the 2015 fiscal year end closing price, and (5) restricted stock awards granted in the fiscal year valued using the 2015 fiscal year end closing price.

Executive Compensation Objectives

Three long-term objectives drive the Committee’s decisions regarding the executive compensation elements, incentive plan design, and award levels. We use multiple compensation elements to reach these objectives and drive our executives to deliver sustained results for our shareholders (see page 40 for more details on compensation elements).

1)	Building Shareholder Value Over the Long Term

Long-term incentive compensation and stock-based opportunities comprise the largest component of our executive officers’ total direct compensation (consisting of base salary, annual incentives and long-term incentives), as we emphasize compensation that we believe is directly linked with the creation of shareholder value over the long term.

2)	Delivering Sustained, Strong Business and Financial Results

When determining total direct compensation for each NEO, the Committee considers our financial performance and the progress we made towards successfully executing the long-term strategic plan of the business.

3)	Attracting, Motivating and Retaining a Highly Qualified and Effective Executive Team

The attraction, motivation and retention of top executive talent are critical to our continued success. Therefore, the Committee considers executive compensation levels for similar positions at companies within our Compensation Peer Group (see page 37 for more details on the Compensation Peer Group).

Executive Compensation Philosophy

In the Committee’s pursuit of our long-term objectives, a philosophy built on five principles guides the Committee. These principles underlie all decisions that the Committee makes regarding the executive compensation elements, incentive plan design, and award levels.

1)	Shareholder Alignment and Risk Mitigation

To avoid hindering delivery of strong, sustainable financial results and the delivery of long-term value to our shareholders, compensation should be structured to align the interests of executive officers with the interests of shareholders and in a manner that does not encourage excessive risk-taking. To discourage excessive risk-taking, the Committee conducts an annual risk assessment of our compensation plans and places great emphasis on equity-based incentive compensation and stock ownership by executive officers.

2)	Pay for Performance

A substantial portion of compensation should be variable to reward NEOs for the achievement of strategic, financial and leadership objectives.

3)	Long-Term Focus

Long-term incentive compensation and stock based awards should be designed to drive the achievement of strategic business objectives and increase shareholder value in the long run.

4)	Aligned to Market

Total direct compensation should be competitive to attract, motivate, and retain a highly qualified and effective global executive team that will continue to drive our success.

5)	Incentive Pay Alignment and Responsibility

As an executive officer’s level of responsibility increases, the target percentage of total direct compensation that is at risk and oriented toward long-term performance should increase accordingly.

Executive Stock Ownership Policy

Under our Executive Stock Ownership Policy, we maintain stock ownership guidelines that require executive officers to hold significant amounts of our stock. These guidelines tie the compensation of the NEOs to our stock performance, since the increase or decrease in our stock price impacts their personal holdings. If an executive officer does not meet the minimum ownership guidelines, the executive officer cannot sell the shares until his or her equity holdings meet the requirements.

The guidelines for NEOs’ stock ownership, together with each executive’s ownership for purposes of the guidelines as of November 1, 2015, appear in the following table.

Position	Name	Required Minimum Ownership	Ownership as of November 1, 2015
Chairman of the Board, President and Chief Executive Officer	Alex A. Molinaroli	6 times base salary	16.1 times base salary
Executive Vice President and Vice Chairman	R. Bruce McDonald	3 times base salary	26.7 times base salary
Executive Vice President and Chief Financial Officer	Brian J. Stief	3 times base salary	10.4 times base salary
Vice President, Vice Chairman - Asia Pacific and President - Automotive Experience	Beda Bolzenius	3 times base salary	10.9 times base salary
Vice President and President, Building Efficiency	William C. Jackson	3 times base salary	6.4 times base salary

All shares directly or indirectly owned by executive officers count towards the requirement. Unvested and vested, unexercised stock options do not count. As of November, 2015, each NEO above exceeded his respective ownership requirement. Collectively, the above NEOs own approximately 1.69 million shares of Johnson Controls stock with a value in excess of $76.4 million (based on $45.18 stock price as of October 30, 2015). In addition, these officers hold stock options to purchase approximately 1.9 million shares. These officers hold a significant investment in Johnson Controls, which is a strong reflection of our culture and aligns with our compensation philosophy.

Determining Compensation Levels

Our executive compensation program’s objectives to build long-term shareholder value, deliver sustained, strong business and financial results, and attract, motivate and retain a highly qualified and effective executive team guide our executive compensation decisions, including the determination of compensation levels.

Factors that Impact Compensation

In addition to the executive compensation program’s objectives, the Committee also considers, in a subjective manner, the following factors:

•	The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;
•	The executive officer’s prior salary levels, annual incentive awards, and long-term incentive awards;
•	The business environment and our business objectives and strategy;
•	The need to retain and motivate our executive officers;
•	Corporate governance and regulatory factors related to executive compensation;
•	Marketplace compensation levels and practices; and
•	Shareholder perspectives.

Benchmarking Our Program Against Peers

To gauge marketplace compensation levels and practices, the Committee works with Towers Watson, an independent executive compensation consultant, to conduct a marketplace analysis of our executive compensation practices and pay levels against a group of publicly-traded companies that we refer to as the “Compensation Peer Group.” The Compensation Peer Group, which the Committee annually reviews and updates, consists of a group of companies that:

•	We compete against for talent;
•	Are in our industry or a similar industry;
•	Have broadly similar revenues and market capitalization; or
•	Participate in Towers Watson’s executive compensation surveys.

We rely upon the compensation data gathered from the Compensation Peer Group to represent the competitive market for executive talent for our executive positions. For a few positions where data from the peer group is not available, we review Towers Watson data for general industry companies of similar revenue size. When determining fiscal year 2015 compensation, the Committee did not, however, require the use of general industry data to make any specific compensation decisions for the NEOs. Given that our revenue is at nearly the 80th percentile relative to the Compensation Peer Group companies, data are regressed to provide compensation data that represents the revenue responsibility of each of our positions that we benchmark. The median revenue (as of the latest fiscal year end) of the Compensation Peer Group is $24.5 billion, and the median net income is $2.5 billion. No changes were made to the peer group for fiscal year 2015.

Compensation Peer Group for 2015
3M Company Alcoa Inc. Caterpillar Inc. Deere & Company The Dow Chemical Company	Eaton Corporation E.I. du Pont de Nemours and Company Emerson Electric Co. General Dynamics Corporation The Goodyear Tire & Rubber Company	Honeywell International Inc. Illinois Tool Works Inc. International Paper Company Lear Corporation Lockheed Martin Corporation	Northrop Grumman Corporation Raytheon Company United Technologies Corporation Whirlpool Corporation

Targeted Pay Mix

Consistent with our pay philosophy, our pay mix at target (shown below for both our CEO and other NEOs) involves a compensation mix (at target) that is largely incentive based. The charts below include fiscal year 2015 base salary, target annual incentive, and target values for equity incentives granted in fiscal year 2015. The charts below illustrate how the mix of total direct compensation for our NEOs emphasizes variable compensation with a significant focus on long-term incentives tied to our long-term share value.

Role of the Committee

The Committee is comprised of non-employee independent directors who develop, amend and approve our executive compensation program.

Each year, the Committee determines the appropriate level of compensation for all executive officers, including the NEOs. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive target, and long-term incentive target) for each of our executive officers within a range (+/- 15%) around the 50th percentile of the Compensation Peer Group or, where data from the peer group are not available, general industry survey data. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent. The total target direct compensation opportunity for our NEOs in fiscal year 2015 ranged from the 50th to the 60th percentile of the Compensation Peer Group data.

The Committee will generally determine an executive officer’s compensation based upon a desire to link compensation to the objectives of our executive compensation programs that we describe under “Our Executive Compensation Philosophy.” In addition, when determining the overall compensation of our NEOs, including base salaries and annual and long-term incentive amounts, the Committee considers, in a subjective manner, a number of factors it deems important, as outlined previously under “Factors that Impact Compensation.”

The Committee makes the compensation decisions for the Chairman and CEO and the other NEOs after careful review and analysis of appropriate performance information and market compensation data. While the Chairman and CEO makes recommendations to the Committee regarding the compensation of the other NEOs, the Committee, alone, determines the compensation for the Chairman and CEO.

Beyond determining specific compensation for NEOs, the Committee works with executive management to review and adjust compensation policies and practices to remain consistent with the company’s values and philosophy, support the recruitment and retention of executive talent, and help the company achieve its business objectives.

Strong, Independent Compensation Committee Governance and Practices
✓ Use of independent advisors reporting to the Committee
✓ Market-aligned Executive Stock Ownership Policy requiring the CEO to hold 6 times base salary and other NEOs to hold 3 times base salary
✓ Formalized process for assessing risk within the executive compensation program
✓ Clawback provisions under the Executive Compensation Incentive Recoupment Policy
✓ Process for reviewing executive compensation consultant and other advisor independence
✓ Incentive plan target setting that considers both internal strategic plans as well as external context for performance expectations
✓ Annual review of the link between executive pay and performance
✓ Anti-hedging and anti-pledging provisions within our Insider Trading Policy
✓ Double-trigger change-in-control arrangements with no excise tax gross-ups
✓ 100% independent directors on Committee
✓ Strong shareholder engagement process and Committee response

Role of the CEO

The CEO provides recommendations to the Committee on the total direct compensation for each executive officer other than himself. The CEO does not make recommendations with respect to his own compensation.

The CEO’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Committee retains full discretion when determining compensation. The Committee has delegated to the CEO its discretion to decrease the size of bonus payouts to executive officers other than the CEO based in part on an assessment of the executive officer’s individual performance, as described under “Annual Incentive Performance Program (AIPP).”

Role of the Compensation Consultant

The Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). However, to add rigor in the review process and to inform the Committee of market trends, the Committee engages the services of Towers Watson, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Committee’s goal to align shareholders’ interests with those of the executive officers. Towers Watson also directly provides the Committee with the Compensation Peer Group and other market data that we discuss above, which the Committee references when determining compensation for executive officers.

The Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with Towers Watson to ensure executive compensation consulting independence. The process includes a review of the services Towers Watson provides, the quality of those services, and fees associated with the services during the fiscal year as well as consideration of the factors impacting independence that New York Stock Exchange rules require. In addition to providing executive compensation consulting, other one-time professional services provided by Towers Watson totaling $434,000 included actuarial work which was conducted relative to the acquisition of Air Distribution Technologies of which Towers Watson was the existing vendor (these services will not continue after fiscal year 2015).

Elements of Compensation Variable and Performance-Based Compensation

There are eight principal elements of our executive compensation program. Collectively, these elements deliver an executive compensation package that achieves the program’s three objectives: build long-term shareholder value; drive sustained, strong business and financial results; and attract, motivate and retain a highly-qualified and effective management team to drive our financial and operational performance.

Key Elements of 2015 Executive Officer Compensation Program
Element	Link to Program Objectives	Type of Compensation	Key Features
Base Salary (refer to page 42)	Committee considers base salaries paid by companies in the Compensation Peer Group and survey data and uses the 50th percentile as a guideline.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive Performance Program (refer to page 43)	A cash-based award that encourages NEOs to focus on the business and financial objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.	Cash	Payout is based on profitability, growth and operational performance during the fiscal year and occurs only if minimum performance levels are met. For the financial portion of the AIPP, SINC is weighted at 70%, ROS is weighted at 20%, and ROA is weighted at 10%. The Committee also has limited discretion available (described below).
Long-Term Incentive Performance Program (refer to page 46)	Ensures that a NEO’s pay is directly linked to the achievement of our long-term objectives.	Performance-based Share Units	Payouts are based on long-term pre-tax earnings growth (weighted 60% for fiscal year 2015) and pre-tax return on invested capital (weighted 40% for fiscal year 2015) over a 3-year performance cycle. The value of long-term incentives that we deliver through performance-based share units is approximately 50% of total long-term incentive value.
Stock Options (refer to page 48)	Links compensation of NEOs to the building of long-term shareholder value. Keeps the program competitive and helps retain talent.	Long-Term Equity	Aligns executive officers’ compensation with the creation of shareholder value. The value of long-term incentives that we deliver through stock options is approximately 25% of total long-term incentive value. We consider both stock options and performance-based share units to be performance-based equity.
Restricted Stock (refer to page 48)	Helps the long-term retention of talent through an extended vesting period. Links compensation of NEOs to the building of long-term shareholder value.	Long-Term Equity	Vesting of 100% after three years promotes retention, and NEOs holding restricted stock will receive greater value if the stock price rises. The long-term incentive value that we deliver through restricted stock is approximately 25% of total long-term incentive value.

Key Elements of 2015 Executive Officer Compensation Program
Element	Link to Program Objectives	Type of Compensation	Key Features
Retirement (refer to page 48)	Critical element of a total rewards program and thus, helps attract, maintain and retain executive talent.	Benefit

NEOs receive retirement benefits through the following plans:

•      Defined Contribution Plan

•      401(k) Plan

•      Frozen Defined Benefit Pension Plan (frozen on December 31, 2014)

•      Retirement Restoration Plan

•      Executive Deferred Compensation Plan

Other Benefits (refer to page 49)	Delivers modest benefits to supplement total direct compensation and provides protection for NEOs, where warranted.	Benefit	Benefits help NEOs be more productive and efficient, and they provide protection from business risks and threats. Perquisites are limited in amount and the Committee maintains a strict policy regarding eligibility and use.
Employment and Change of Control Agreements (refer to page 50)	Ensures NEOs remain focused on creating sustainable performance.	Benefit

Agreements protect the company and the NEOs from risks by providing:

•      Economic stability

•      Death or disability payments

•      Payments and benefits in the event of a change in control

•      Agreements do not contain excise tax gross-ups in the event of a change in control

•      Equity awards under our 2012 Omnibus Incentive Plan (“Omnibus Incentive Plan”) are subject to double trigger vesting upon a change in control

Base Salaries

Base salary provides NEOs with fixed compensation and a stable source of income. The Committee considers base salary levels during each annual compensation review process or upon a promotion. When establishing base salaries for NEOs, the Committee considers the compensation for similar positions in the Compensation Peer Group and refers to the 50th percentile as a guideline. If peer group data is not available, the Committee considers salaries that similarly-sized companies (defined as similar in revenue size) in general industry pay for similar positions.

Salary changes for NEOs are generally effective October 1 of each year. Salary changes may occur at other times if there is a promotion or job change.

Establishing Base Salaries

When establishing base salaries for NEOs, the Committee considers the compensation for similar positions in the Compensation Peer Group and refers to the 50th percentile as a guideline.

FY 2015 pay decisions

Chairman and CEO

Consistent with our plan to move the compensation of executives who are new to their positions to the 50th percentile of market within three years, in fiscal year 2015, the Committee increased the CEO’s base salary from $1,400,000 to $1,575,000 (an increase of 12.5%). In deciding to approve this increase, the Committee took into account Mr. Molinaroli’s promotion and the corresponding change in the comparable position salary data within the Compensation Peer Group and was also guided by its view of Mr. Molinaroli’s performance, relative to its assessment of the factors listed under the “Role of the Committee” section, the targeted pay positioning applicable to Mr. Molinaroli and increases in salaries for comparable positions within the Compensation Peer Group. As a result of this increase, Mr. Molinaroli’s salary is slightly below the median of the Compensation Peer Group data.

Other NEOs

The Committee increased base salaries for all other NEOs in fiscal year 2015 based on the Committee’s view of each individual’s performance, the targeted pay positioning applicable to each individual, and changes in competitive market data among the Compensation Peer Group companies. Messrs. McDonald, Stief, and Jackson, received base salary increases in connection with their new positions, in recognition of their performance and contributions, and to better align to the market median for their respective positions.

NEO	Fiscal Year 2014 Base Salary (effective October 1, 2013)	Fiscal Year 2015 Base Salary (effective October 1, 2014)	% Increase
R. Bruce McDonald	$881,000	$1,000,000	13.5%
Brian J. Stief	$536,000	$700,000	30.6%
Beda Bolzenius	$855,000	$881,000	3.0%
William C. Jackson	$769,000	$800,000	4.0%

Annual Incentive Performance Program (AIPP)

The AIPP is a one-year cash award that encourages NEOs to focus on financial objectives that translate into stock price performance and value creation for our shareholders. At the beginning of each fiscal year, the Committee approves our performance objectives and sets the annual performance incentive target opportunity for each executive officer, which we express as a percentage of base salary for each individual.

For fiscal year 2015, we based 80% of the targeted AIPP award on financial metrics, as described below. We based the remaining 20% of the targeted award on a discretionary assessment of individual performance, as assessed by the Committee. The Committee has

Rewarding Performance that Drives Business Success

The annual performance incentive encourages executive officers to focus on financial performance for the fiscal year by basing 80% of the award on the following metrics:

•     Segment Income (SINC)

•     Return on Sales (ROS)

•     Return on Assets (ROA)

the discretion to decrease the size of the overall bonus payout for each NEO based in part on an assessment of the NEO’s individual performance, and has delegated this discretion to our Chairman and CEO with respect to the other NEOs. The Committee makes this assessment for our CEO based on its subjective evaluation of performance relative to strategic, financial and leadership objectives that the Committee or our Board has approved and has discretion to decrease the amount of the incentive award that our CEO would otherwise receive. Our CEO makes this assessment for the other NEOs based on his subjective evaluation of performance relative to strategic, financial and leadership objectives he has approved and has discretion to decrease the amount of the incentive award that the executive officers would otherwise receive.

For the 80% of the AIPP award that is based on financial metrics, we use SINC, ROS and ROA as the measures, based upon the Committee’s belief that providing incentives to focus on those measures links to our strategic plan and will create long-term shareholder value. Additionally, the Committee believes SINC growth continues to be the most critical measure of our business when supported by an increase in ROS and reasonable rates of ROA.

We use simple weightings for the performance measures by placing specific weighting on each metric for purposes of determining the amounts of the awards earned. In fiscal year 2015, the financial portion of the annual incentive measures had the following weights: 70% SINC, 20% ROS, and 10% ROA. Each weighting reflects the Committee’s view of the importance of the respective measures to our overall strategic plan and shareholder value creation. Additionally, the Committee sets the percentage for threshold (minimum), target and maximum performance levels that will determine the amounts of the award earned. An executive officer would not have received a payout under an award if we did not meet threshold performance levels.

Performance Measure Definitions

Year-over-Year SINC Growth

We define SINC as net income attributable to each business unit (corporate is the aggregate of the three business units and corporate) adjusted for income tax expense, financing costs, non-controlling interests, and certain significant non-recurring items, such as acquisitions/divestitures, impairment charges, restructuring costs, mark-to-market pension gains/losses, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

ROS We define ROS as an internal financial measure that relates SINC to the sales of the business unit. Corporate is the aggregate of the three business units and corporate.

ROA

We define ROA as an internal financial measure that relates SINC on a pre-tax basis to the average net operating assets of the business unit. Corporate is the aggregate of the three business units and corporate. Net Operating Assets are defined as (+) Total Assets; (-) Cash; (-) Income Tax Assets; (-) Post Employment Assets; (-) Derivative Assets; (-) Total Liabilities; (+) Debt; (+) Income Tax Liabilities; (+) Post Employment Liabilities; (+) Restructuring liabilities; (+) Derivative Liabilities; and (+) Dividends Payable.

For Messrs. Molinaroli, McDonald, and Stief, we based 100% of the financial portion of the annual incentive earned on performance relative to Corporate results. For Dr. Bolzenius, and Mr. Jackson we based 50% of the financial portion of the annual incentive earned on performance relative to results of their respective Business Units, with the remaining 50% based on Corporate results.

FY 2015 Annual Incentive Performance Program Decisions

The table below summarizes the fiscal year 2015 AIPP targets and actual awards for both the Corporate and Business Unit executives. During our process for establishing targets for fiscal year 2015, the Committee, with the assistance of its independent compensation consultant, Towers Watson, reviewed the following data:

•	Our strategic and financial plans;
•	The global macroeconomic environment for fiscal year 2015 compared to fiscal year 2014, including global Gross Domestic Product growth as well as growth estimates in those countries where we have significant business operations;
•	Growth estimates for automotive production and construction spending on a regional basis;
•	Company specific factors including capital expenditure levels, restructuring and other investment initiatives;
•	Analyst consensus growth expectations for our company versus those of our Compensation Peer Group;
•	Movement of analyst consensus earnings estimates over time; and
•	Projected earnings growth estimates from our Compensation Peer Group and the broader S&P 500 companies.

Based on its review of the above information and the advice of Towers Watson, the Committee chose to set the SINC growth thresholds, targets and maximums for fiscal year 2015 using analyst consensus earnings estimates for the S&P 500 and the S&P 500 Industrials. The Committee chose to set the thresholds, targets and maximums for ROS and ROA relative to our financial strategic plans. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on our strategic deliverables.

Performance Measures	2015 Goals			2015 Performance	2015 Actual Awards (Non-Discretionary Portion)
	Threshold	Target	Maximum	Actual
Corporate
Year-Over-Year SINC Growth	3.0%	8.0%	14.0%	13.0%	188.5%
Return on Sales (ROS)	7.4%	7.8%	8.2%	8.5%
Pre-Tax ROA	17.2%	18.2%	19.1%	20.1%
Automotive Experience
Year-Over-Year SINC Growth	-2.0%	4.0%	10.0%	14.2%	200.0%
Return on Sales (ROS)	5.2%	5.6%	5.8%	6.2%
Pre-Tax ROA	16.3%	17.2%	18.1%	20.6%
Building Efficiency
Year-Over-Year SINC Growth	10.0%	17.0%	27.0%	13.7%	101.0%
Return on Sales (ROS)	9.4%	9.9%	10.4%	10.3%
Pre-Tax ROA	15.9%	16.8%	17.6%	16.9%

For fiscal year 2015, the target incentive opportunity percentages for the NEOs ranged from 106.25% to 175% of base salaries. When establishing target annual incentives for NEOs, the Committee considers the annual incentive targets for similar positions in the Compensation Peer Group and refers to the 50th percentile as a guideline.

For each NEO, the actual payout potentially could range from zero to two times the target payout percentage for the financial portion of the AIPP, depending on the achievement of goals, with the potential payments increasing as performance improved (though not above two times the target payout percentage). For the discretionary portion of the award based on individual performance, a payout is authorized only if the minimum threshold performance levels under the financial portion are achieved, and we use negative discretion to deliver the intended award amount. In no event could payments under the discretionary portion of the award exceed target.

The table below summarizes the threshold, target, and maximum award potential, actual payout as a percent of target, and actual payout amounts for each NEO for fiscal year 2015 after reflecting the exercise of discretion that we discuss above.

NEO	Award Targets			2015 Actual Payout As a % of Target	2015 Actual Payout Amount ($)
	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)
Alex A. Molinaroli	1,102,500	2,756,250	5,512,500	165.9%	4,572,068
R. Bruce McDonald	600,000	1,500,000	3,000,000	181.0%	2,714,400
Brian J. Stief	315,000	787,500	1,575,000	181.0%	1,425,060
Beda Bolzenius	396,450	991,125	1,982,250	170.9%	1,694,229
William C. Jackson	340,000	850,000	1,700,000	127.4%	1,082,730

(1) Assumes threshold payout from financial portion of AIPP, and zero payout from discretionary portion.

(2) Assumes target payout from financial portion of AIPP, and target payout from discretionary portion.

(3) Assumes 200% payout from financial portion of AIPP, and full payout from discretionary portion.

Performance Share Units - Long-Term Incentive Performance Program (LTIPP)

For fiscal year 2015, the LTIPP was a performance-based share unit award tied to our long-term overall performance to ensure that an executive’s pay was directly linked to the achievement of strong, sustained long-term operating performance. The Committee approved the award values and terms of the awards for our executive officers, including our NEOs, in November 2014.

We based grants upon a three-year performance cycle from fiscal year 2015 through fiscal year 2017. The number of performance-based share units granted is equal to the performance-based share units award value divided by the closing price of the company’s common stock on November 18, 2014. We will settle each performance-based share unit that is earned by delivering a share of the company’s common stock following the completion of the performance period.

During fiscal year 2015, the Committee reviewed the performance measures that the plan uses and determined that pre-tax earnings growth and pre-tax ROIC are the measures that most directly align with the creation of long-term shareholder value. Specifically, the Committee considered the use of TSR and relative TSR as a long-term incentive performance measure. Given our focus on earnings growth and unavailability of a peer group of companies engaged in businesses similar to Johnson Controls for purposes of a comparator group for relative TSR, the Committee instead chose to maintain the long-standing focus on operating metrics — pre-tax earnings growth and pre-tax ROIC — which are fundamental to long-term value creation for our company. These financial performance measures tie to our results reflected in our audited annual financial statements that appear in our Annual Report on Form 10-K.

For fiscal year 2015, the Committee increased the focus on pre-tax ROIC for our LTIPP based on market data and input from our shareholders. The fiscal year 2015 awards for LTIPP weight pre-tax earnings growth and pre-tax ROIC 60% and 40%, respectively (compared to 80% and 20%, respectively, for the fiscal year 2014 awards), reflecting the Committee’s emphasis on long-term earnings growth as a key driver of our performance.

Furthermore, to emphasize the long-term nature of the program, the Committee set fixed annual goals for each year of the three-year performance cycles of the LTIPP at the start of the cycle. The performance of each year within the three-year performance cycle is equally weighted in determining overall performance.

Performance Measure Definitions

Return on Invested Capital (ROIC)

We define ROIC as income before income taxes adjusted by total financing costs, non-controlling interests, and certain significant non-recurring items such as acquisitions/divestitures, impairment charges, restructuring costs, mark-to-market pension gains/losses, and the adoption of new accounting pronouncements, divided by pre-tax invested capital. Pre-tax invested capital is defined as the monthly weighted average sum of shareholders equity plus total debt, less cash and income tax accounts, adjusted for acquisitions and divestitures.

Year-over-Year Pre-Tax Earnings

We define pre-tax earnings as income before income taxes, adjusted for certain significant non-recurring items, such as acquisitions/divestitures, impairment charges, restructuring costs, mark-to-market pension gains/losses, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

FY 2015 Long-Term Incentive Program Award Decisions (Fiscal Year 2015-2017 Performance Cycle)

The table below summarizes the fiscal years 2015-2017 LTIPP targets for our executives. Following our performance incentive target setting philosophy, during our process for establishing targets for fiscal years 2015-2017, the Committee reviewed the following data:

•	Our financial strategic plan;
•	Analyst growth expectations for our company versus those of our Compensation Peer Group; and
•	Projected earnings data from our Compensation Peer Group and the broader S&P 500 companies.

Based on its review of the above information, the Committee chose to set the earnings growth thresholds, targets and maximums for the LTIPP performance period from fiscal years 2015 through 2017 using guidance from the projected earnings data.

The Committee chose to set the ROIC thresholds, targets and maximum relative to our strategic plan. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on our strategic long-term deliverables.

FISCAL YEAR 2015 LTIPP GRANT (Fiscal Years 2015-2017)
Measure		Weighting	Threshold	Target	Maximum
Year-over-Year Pre-Tax Earnings Growth	FY2015	60%	3.0%	8.0%	14.0%
	FY2016		2.5%	6.5%	13.5%
	FY2017		2.5%	6.5%	13.5%
Pre-Tax ROIC	FY2015	40%	17.7%	18.6%	19.5%
	FY2016		19.1%	20.1%	21.1%
	FY2017		19.3%	20.3%	21.3%

FY 2015 LTIPP Award Payouts

For fiscal year 2015, NEOs were eligible for a payout under LTIPP cash awards that we made in fiscal year 2013 that reflected performance over the three-year performance cycle of fiscal years 2013 to 2015. Based on performance relative to the goals that we established for fiscal year 2015, the payout specific to fiscal year 2015 performance was 196.1% of target based on pre-tax earnings growth and pre-tax ROIC that fell above target for the year. For fiscal year 2015, the objectives and actual results based on pre-tax earnings growth and pre-tax ROIC are shown in the chart below.

Long-Term Incentive Performance Plan – Fiscal Year 2015 Goals and Payout Factor
Award	Pre-Tax Earnings Growth	Pre-Tax ROIC
Threshold	3.0%	17.9%
Target	7.0%	18.8%
Maximum	15.0%	19.7%
Fiscal Year 2015 Results	14.6%	24.2%

As shown in the table below, the payouts relating to fiscal years 2013 to 2015 were 182.5%, 200.0% and 196.1% of target, respectively. Applying the annual weighting for each year produced an aggregate payout for the LTIPP for the fiscal years 2013 to 2015 performance cycle of 192.9% of target.

Payout for Fiscal Year 2015 (2013-2015 Performance Cycle)

Fiscal Year	Pre-Tax Earnings Growth Target	Pre-Tax Earnings Growth Actual	ROIC Target	ROIC Actual	Performance Factor (percentage of target)	Annual Weighting	Annual Weighted Performance
2015	7.0%	14.6%	18.8%	24.2%	196.1%	1/3	65.4%
2014	7.0%	15.2%	18.2%	20.7%	200.0%	1/3	66.7%
2013	7.0%	13.3%	17.4%	18.6%	182.5%	1/3	60.8%
Actual LTIPP Payout for 2013-2015 Performance Cycle (paid upon completion of 2015 fiscal year)							192.9%

Stock Options and Restricted Stock

Awarding stock options and restricted stock reflects our executive compensation philosophy and the principle of pay for performance. By awarding stock options and restricted stock, we link long-term incentives directly to our stock price. If our stock price decreases, so does the value of the executive officer’s compensation. Stock options and restricted stock also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

FY 2015 Stock Option Determination and Vesting

We granted stock options under our Omnibus Incentive Plan and valued them using a Black-Scholes valuation. The exercise price of fiscal year 2015 stock options is equal to the closing price of our common stock on the date of the grant. Fifty percent of each stock option award vests two years after the date of grant, and the other 50% vests three years after the date of grant. Stock option vesting is subject to continued employment, with earlier vesting upon retirement, and stock options have a ten-year exercise term. The Committee does not engage in, or permit, “backdating,” repricing, or cash buyouts of stock options, all of which are strictly prohibited.

Changes to Granting of Stock Options and Restricted Stock

In response to shareholder feedback, the Committee has made efforts to create a stronger, more direct link between compensation and performance. Beginning in fiscal year 2013, more weight has been placed on performance-based equity. This includes both stock options and performance-based share units within the overall long-term incentive mix.

Beginning in fiscal year 2014 vesting of restricted stock occurs 100% after three years.

FY 2015 Restricted Stock Determination and Vesting

We value restricted stock based on the price of our stock at the date of grant. Beginning in fiscal year 2014, vesting of restricted stock occurs 100% after three years. For grants prior to fiscal year 2014, 50% of each restricted stock award vested two years after the date of grant, and the other 50% four years after the date of grant. If an executive officer holds unvested restricted stock at retirement, that stock continues to vest following retirement.

Special Equity-Based Awards

We use other types of equity-based awards such as restricted stock units (“RSUs”) infrequently for purposes of recruitment, retention or recognition. Vesting for these awards typically occurs after five years and in all cases the awards are forfeited if the participant voluntarily terminates employment prior to vesting. The Committee did not grant any special equity-based awards in fiscal year 2015.

Retirement

Grounded in the market practices of our Compensation Peer Group and general industry data, retirement benefits are also a critical element to the competitiveness of an executive compensation program. We provide three retirement benefit plans to eligible U.S. salaried employees; NEOs are eligible for an additional plan.

Retirement Benefit Plans

We provide retirement benefits to help NEOs prepare financially for retirement. NEOs are generally eligible for one or more of the following retirement benefit plans:

•     Defined Contribution Plan

•     401(k) Plan (available to all U.S. employees)

•     Frozen Defined Benefit Pension Plan (frozen on December 31, 2014)

•     Retirement Restoration Plan (available to all employees whose benefits are limited by certain Internal Revenue Code rules)

•     Executive Deferred Compensation Plan

Retirement Plans

All U.S. employees are eligible for the 401(k) plan, including NEOs other than Dr. Bolzenius. Participants can contribute up to 25% of their compensation on a pre-tax basis; however, executive officers can contribute only up to 6% of their compensation. Based on company performance, we match 75% to 100% of each dollar an employee contributes, up to 6% of the employee’s eligible compensation.

In addition, the company makes a varied annual retirement contribution for eligible employees. This group of employees includes all NEOs with the exception of Dr. Bolzenius. The contribution for this group of employees is between 1% and 7% of the participant’s eligible compensation and is based on the participant’s age and service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements.

The company also maintains a pension plan, which covered all U.S. salaried employees hired before January 1, 2006. This plan was frozen on December 31, 2014, and employees including Mr. Molinaroli and Mr. McDonald, will no longer accrue future pension benefits under this plan.

Dr. Bolzenius does not participate in the 401(k) and does not have benefits under the frozen pension plan. Instead, under an agreement negotiated with Dr. Bolzenius at the time of his employment, we will continue to recognize Dr. Bolzenius’ German pension agreement, which provides benefits consistent with those given to senior executives of a German company.

Retirement Restoration Plan

The Internal Revenue Code limits the benefits we can provide to employees under the pension plan and the 401(k) plan, including the annual retirement contribution. Thus, we sponsor the Retirement Restoration Plan, which allows all employees who are affected by these Internal Revenue Code limits to obtain the full intended benefit from the pension and 401(k) plans without regard to such limits. Because benefits under the pension plan were frozen on December 31, 2014, the pension portion of the Retirement Restoration Plan likewise was frozen on December 31, 2014, such that no additional pension restoration benefits will accrue after that date.

All employees whose benefits under the pension plan and 401(k) plan, as applicable, are affected by the Internal Revenue Code limits, including NEOs, are eligible for the Retirement Restoration Plan. Dr. Bolzenius is ineligible to participate in the Retirement Restoration Plan, however, as a result of his waiver to participate in the 401(k) plan.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan assists all senior leaders, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assists senior leaders in the management of their executive stock ownership requirements. Investment options in the Executive Deferred Compensation Plan mirror investment options available in our 401(k) Plan.

Other Benefits

We provide perquisites to help executive officers be more productive and be efficient, and to provide protection from potential business risks. Perquisites are limited in amount, and we maintain a strict policy regarding eligibility and use of these benefits. There are no exceptions outside of this policy. For fiscal year 2015, our NEOs received personal financial planning, club dues, and personal use of a company airplane. Personal use of a company airplane is minimal and the aggregate value of this perquisite for all named executives in fiscal year 2015 was less than $15,000 in total. Executive officers are also eligible for three additional perquisites: (1) the company vehicle policy, which is offered to all senior leadership and provides for personal use of a vehicle (the type of vehicle varies by leadership level and is limited to vehicles that use our automotive seating and interiors products), (2) the executive physical examination program that offers executive officers an annual comprehensive physical examination within a compressed time period, and (3) the executive security policy, which is offered to all senior leadership and provides a risk-based mitigation strategy and security program that recognizes exposure to potential personal security threats due to local/geographic conditions and the nature of their positions as executives of the company.

The Committee periodically reviews competitive market data to ensure that perquisites in our executive compensation program are standard and within market practice. Additionally, the Committee annually reviews the use of perquisites to ensure adherence to our policy.

Executive Survivor Benefits Plan

NEOs hired before September 15, 2009, are eligible for the Executive Survivor Benefits Plan. Under this plan, if a participating executive officer dies while he or she is an employee, Johnson Controls will make certain payments to his or her beneficiary. This benefit is offered to executive officers in place of regular group life insurance coverage and any other executive life insurance policy. All benefits under our Executive Survivor Benefits Plan cease upon retirement or other termination. NEOs hired after September 15, 2009, participate in our regular group life insurance coverage.

Employment and Change of Control Agreements

Our employment agreements with senior executive officers do not include excise tax gross-up payments and include a double-trigger in the event of a change of control of our company, which means that an executive will not receive termination payments under the employment agreement following a change of control unless we terminate the executive’s employment without cause or the executive terminates with good reason. Under the Omnibus Incentive Plan, equity awards are subject to double-trigger equity vesting in the event of a change of control. Double-trigger equity vesting requires both a change of control and executive termination to vest the equity awards. Our employment agreements help retain key NEOs after a change of control and encourage NEOs to maximize the value of the transaction for shareholders in the long term.

Risk Assessment

To discourage excessive risk-taking, the Committee conducts an annual risk assessment of our compensation plans.

Reviewing Our Compensation Program for Risk

After reviewing our compensation program, the Committee has determined that our program (including each individual element) is unlikely to place the company at material risk. The review indicated several of our current practices effectively mitigate risk and promote performance, including:

•     A balanced mix of pay elements that ties pay to performance

•     Appropriate caps on incentives

•     Use of multiple performance measures in the annual and long-term incentive plans

•     Use of performance measures that are based on our Annual Report and Form 10-K filing

•     Committee discretion and oversight

•     Significant stock ownership guidelines

•     Appropriate use and provisions of severance and change of control agreements

•     Limited and appropriate perquisites

•     Provisions of the clawback policy

•     No excise tax gross-up payments

Clawback Provisions

We maintain an Executive Compensation Incentive Recoupment (Clawback) Policy. Under the policy, the Committee requires all executive officers elected by the Board to reimburse any incentive awards if:

•	The awards were based on that performance period’s financial results and became the subject of a material restatement, other than a restatement due to changes in accounting policy (including performance share units)

•	The Committee believes the elected officer engaged in conduct that caused, or even partially caused, the need for the restatement

•	A lower payment could have been made to the elected executive officer based upon the restated financial results

If there is a material restatement of financial statements, the Committee must also seek to recover any compensation from the Chief Executive Officer and Chief Financial Officer, to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

We will continue to monitor developments under the Dodd-Frank Act, including with respect to mandatory recoupment of incentive compensation, and will comply with regulations when they are released.

Tax and Accounting Rules and Regulations

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules and regulations under Section 162(m) of the Internal Revenue Code. The Code limits us from deducting compensation in excess of $1 million awarded to the principal executive officer or to the other three highest-paid executive officers. One exception to the Code is if compensation meets the requirements to qualify as performance-based compensation.

Our compensation philosophy strongly emphasizes performance-based compensation for our executive officers, thus minimizing the consequences of the Section 162(m) limitation. However, the Committee retains full discretion to award compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2015, 2014 AND 2013

The following table summarizes the compensation earned in the fiscal years noted by our NEOs. We are not including information for Messrs. Jackson and Stief for fiscal year 2013 because they did not become named executive officers until fiscal year 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compen- sation(1) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(3)(5) ($)	All Other Compen- sation(4) ($)	Total(5) ($)

Alex A. Molinaroli Chairman of the Board, President and Chief Executive Officer	2015	1,575,000	7,921,874	2,635,521	4,572,068	4,513,507	526,059	21,744,029
	2014	1,400,000	6,749,937	2,249,997	5,744,000	3,145,751	250,996	19,540,681
	2013	966,333	4,001,741	1,184,040	3,450,000	0	270,255	9,872,369

R. Bruce McDonald Executive Vice President and Vice Chairman	2015	1,000,000	3,749,971	1,247,578	2,714,400	1,179,536	300,185	10,191,670
	2014	881,000	2,173,942	724,989	2,972,000	750,796	190,701	7,693,428
	2013	855,000	4,739,119	641,784	2,592,000	0	113,783	8,941,686

Brian J. Stief Executive Vice President and Chief Financial Officer	2015	700,000	1,499,968	499,034	1,425,060	0	159,870	4,283,932
	2014	536,000	631,954	210,989	1,138,000	0	138,030	2,654,973

Beda Bolzenius Vice President, Vice Chairman—Asia Pacific and President— Automotive Experience	2015	881,000	2,217,956	737,563	1,694,229	469,105	509,377	6,509,230
	2014	855,000	2,153,916	717,992	2,806,000	1,335,524	422,039	8,290,471
	2013	830,000	2,088,319	641,784	1,579,000	408,757	90,040	5,637,900

William C. Jackson Vice President and President, Building Efficiency	2015	800,000	1,930,992	642,750	1,082,730	0	248,131	4,704,603
	2014	769,000	1,804,927	601,994	2,304,000	0	204,339	5,684,260

(1) We have not reduced amounts that we show to reflect a NEO’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferral plans.

(2) Amounts reflect the aggregate grant date fair value of restricted stock awards and performance-based share unit awards (in the “Stock Awards” column) and option awards (in the “Option Awards” column), in each case computed in accordance with FASB ASC Topic 718. In the case of performance-based share units, the amounts shown in the Stock Awards column are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, as follows: Mr. Molinaroli — $5,281,232; Mr. McDonald — $2,499,997; Mr. Stief — $999,979; Dr. Bolzenius — $1,478,972; and Mr. Jackson — $1,286,993. The values of the performance-based share unit awards at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Molinaroli — $10,562,464; Mr. McDonald — $4,999,994; Mr. Stief — $1,999,958; Dr. Bolzenius — $2,957,944; and Mr. Jackson — $2,573,986. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2015, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 18, 2015, includes assumptions that we used in the calculation of these amounts.

(3) Amounts reflect the actuarial increase in the present value of the NEO’s benefits under all defined benefit pension plans that we have established, determined as of the measurement dates we used for financial statement reporting purposes for fiscal year 2015 and using interest rate and mortality rate assumptions consistent with those that we used in our financial statements. The amounts include benefits that the NEO may not currently be entitled to receive because the executive is not vested in such benefits. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. Changes in the present value of the NEO’s benefits are the result of the assumptions applied (and discussed in footnote 1 to the pension table) and the value of executive compensation received over the previous five year period. No NEO received preferential or above market earnings on nonqualified deferred compensation.

(4) Amounts reflect reimbursements with respect to financial planning, personal use of a vehicle, relocation expenses, executive physicals, executive security, personal use of our aircraft and club dues. (We discuss these benefits further under the heading “Other Benefits” on page 49.) Amounts for fiscal 2015 also reflect our matching contributions under our qualified and nonqualified retirement plans, as follows: Mr. Molinaroli — $306,225; Mr. McDonald — $148,647; Mr. Stief — $108,400; and Mr. Jackson — $201,975. The amount shown for Mr. Molinaroli includes $19,036 for club memberships and $151,019 for executive security. The amount shown for Mr. McDonald includes $20,000 for financial planning and $97,468 for club memberships. The amount shown for Mr. Stief includes $2,852 for financial planning and $12,034 for club memberships. The amount shown for Dr. Bolzenius includes $27,253 for financial planning and $469,538 for executive security. The amount shown for Mr. Jackson includes $12,243 for club memberships.

(5) Dr. Bolzenius’ change in pension value is calculated in Euros (based on his German Pension Agreement). For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using a fixed exchange rate of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

GRANTS OF PLAN BASED AWARDS DURING FISCAL YEAR 2015

The following table contains information concerning the plan-based equity and non-equity awards that we granted to our NEOs in fiscal year 2015.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Share)	Grant Date Fair Value of Stock and Option Awards(6) ($)

Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)

Alex A. Molinaroli	11/18/2014	-	-	-	-	-	-	-	169,924	50.23	2,635,521
	11/18/2014	-	-	-	-	-	-	52,571	-	-	2,640,641
	N/A(7)	1,102,500	2,756,250	5,512,500	-	-	-	-	-	-	N/A
	11/18/2014	-	-	-	52,570	105,141	210,282	-	-	-	5,281,232

R. Bruce McDonald	11/18/2014	-	-	-	-	-	-	-	80,437	50.23	1,247,578
	11/18/2014	-	-	-	-	-	-	24,885	-	-	1,249,974
	N/A(7)	600,000	1,500,000	3,000,000	-	-	-	-	-	-	N/A
	11/18/2014	-	-	-	24,885	49,771	99,542	-	-	-	2,499,997

Brian J. Stief	11/18/2014	-	-	-	-	-	-	-	32,175	50.23	499,034
	11/18/2014	-	-	-	-	-	-	9,954	-	-	499,989
	N/A(7)	315,000	787,500	1,575,000	-	-	-	-	-	-	N/A
	11/18/2014	-	-	-	9,954	19,908	39,816	-	-	-	999,979

Beda Bolzenius	11/18/2014	-	-	-	-	-	-	-	47,554	50.23	737,563
	11/18/2014	-	-	-	-	-	-	14,712	-	-	738,984
	N/A(7)	396,450	991,125	1,982,250	-	-	-	-	-	-	N/A
	11/18/2014	-	-	-	14,722	29,444	58,888	-	-	-	1,478,972

William C. Jackson	11/18/2014	-	-	-	-	-	-	-	41,441	50.23	642,750
	11/18/2014	-	-	-	-	-	-	12,821	-	-	643,999
	N/A(7)	340,000	850,000	1,700,000	-	-	-	-	-	-	N/A
	11/18/2014	-	-	-	12,811	25,622	51,244	-	-	-	1,286,993

(1) These columns show the range of potential payouts for annual incentive performance awards that we describe in the section titled “Annual Incentive Performance Plan” in the Compensation Discussion and Analysis. We granted the annual incentive awards for fiscal year 2015 at the beginning of fiscal year 2015 as we describe in the Compensation Discussion and Analysis. The threshold amount assumes zero payout from the discretionary portion of the award, while both target and maximum amounts assume full payout from the discretionary portion of the award.

(2) These columns show the range of potential payouts for the performance-based share units that we described in the section titled “Long-Term Incentive Performance Plan” in the Compensation Discussion and Analysis. The number of performance-based share units that are earned, if any, will be based on performance for fiscal years 2015 to 2017 and will be determined after the close of fiscal year 2017.

(3) The amounts shown in this column reflect the number of shares of restricted stock we granted to each NEO pursuant to the 2012 Omnibus Incentive Plan. The grant vests 100% on the third anniversary of the grant, contingent on the NEO’s continued employment.

(4) The amounts shown in this column reflect the number of stock options we granted to each NEO pursuant to the 2012 Omnibus Incentive Plan. The stock options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the NEO’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(5) We awarded the fiscal year 2015 stock option grants to the NEOs with an exercise price per share equal to our closing stock price on the date of grant.

(6) Amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2015, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 18, 2015, includes assumptions that we used in the calculation of these amounts.

(7) The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal year 2015, the material terms of which we describe in the Compensation Discussion and Analysis section titled “Annual Incentive Performance Plan.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2015 YEAR-END

The following table contains information concerning equity awards held by our NEOs that were outstanding as of September 30, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)(3)
Alex A. Molinaroli					133,138	5,506,587	569,146	23,539,878
	90,000	-	40.21	10/1/2017
	135,000	-	30.54	10/1/2020
	125,000	-	28.54	10/7/2021
	36,450	36,450	27.85	10/5/2022
	32,550	32,550	30.73	1/23/2023
	-	153,061	48.37	11/19/2023
	-	169,924	50.23	11/18/2024
R. Bruce McDonald					123,623	5,113,047	250,054	10,342,232
	47,248	-	40.21	10/1/2017
	160,000	-	28.79	10/1/2018
	170,000	-	24.87	10/1/2019
	150,000	-	30.54	10/1/2020
	140,000	-	28.54	10/7/2021
	37,400	37,400	27.85	10/5/2022
	-	49,319	48.37	11/19/2023
	-	80,437	50.23	11/18/2024
Brian J. Stief					20,916	865,086	41,611	3,442,062
	35,000	-	30.54	10/1/2020
	34,500	-	28.54	10/7/2021
	10,750	10,750	27.85	10/5/2022
	-	14,353	48.37	11/19/2023
	-	32,175	50.23	11/18/2024
Beda Bolzenius					57,588	2,381,840	208,862	8,638,532
	170,000	-	24.87	10/1/2019
	150,000	-	30.54	10/1/2020
	140,000	-	28.54	10/7/2021
	37,400	37,400	27.85	10/5/2022
	-	48,843	48.37	11/19/2023
	-	47,554	50.23	11/18/2024
William C. Jackson					41,766	1,727,442	166,184	6,873,370
	86,000	-	28.54	10/7/2021
	26,900	26,900	27.85	10/5/2022
	-	40,952	48.37	11/19/2023
	-	41,441	50.23	11/18/2024

(1) We granted options listed in this column ten years prior to their respective expiration dates. The options vest 50% on the second anniversary date of the grant date and 50% on the third anniversary of the grant date, contingent on continuous employment.

(2) Restricted stock and restricted stock unit vesting dates are as follows: Mr. Molinaroli –11,000 shares will vest on October 7, 2015; 12,151 shares will vest on October 5, 2016, 46,516 shares will vest on November 19, 2016; 10,900 shares will vest on January 23, 2017; and 52,571 shares will vest on November 18, 2017. Mr. McDonald — 11,250 shares will vest on October 7, 2015; 12,500 shares will vest on October 5, 2016, 14,988 shares will vest on November 19, 2016; 24,885 shares will vest on November 18, 2017; and 60,000 shares will vest on September 24, 2018. Mr. Stief –3,000 shares will vest on October 7, 2015; 3,600 shares will vest on October 5, 2016; 4,362 shares will vest on November 19, 2016; and 9,954 shares will vest on November 18, 2017. Dr. Bolzenius — 11,250 shares will vest on October 7, 2015; 12,500 shares will vest on October 5, 2016; 14,843 shares will vest on November 19, 2016; 4,283 shares will vest on May 19, 2017; and 14,712 shares will vest on November 18, 2017; and Mr. Jackson — 7,500 shares will vest on October 7, 2015; 9,000 shares will vest on October 5, 2016; 12,445 shares will vest on November 19, 2016; and 12,821 shares will vest on November 18, 2017.

(3) We calculated the market value of shares of stock that have not vested and performance-based share units that have not been earned based on the September 30, 2015 closing market price for a share of our common stock, which was $41.36. Performance for fiscal years 2014 and 2015 was above target; therefore, the maximum amounts are shown.

(4) The performance-based share units will be earned or forfeited based on our performance for fiscal years 2014 through 2017. Performance for fiscal year 2014 and 2015 was above target; therefore, the maximum amounts are shown.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2015

The following table provides information about stock options that our NEOs exercised and restricted stock that vested in fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Alex A. Molinaroli	155,000	4,159,084	35,049	1,721,087
R. Bruce McDonald	489,752	13,335,074	24,500	1,197,945
Brian J. Stief	-	-	7,350	360,075
Beda Bolzenius	280,000	4,398,300	24,500	1,197,945
William C. Jackson	-	-	9,000	419,741

(1) Amounts represent the product of the number of shares an officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividend equivalents released.

PENSION BENEFITS AS OF SEPTEMBER 30, 2015

The following table sets forth certain information with respect to the potential benefits to our NEOs under our qualified pension plan and the pension component of the retirement restoration plans as of September 30, 2015.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Alex A. Molinaroli	Johnson Controls Pension Plan	30.00	1,083,454	-
	Retirement Restoration Plan	30.00	12,507,406	-
R. Bruce McDonald	Johnson Controls Pension Plan	13.17	465,937	-
	Retirement Restoration Plan	13.17	4,301,112	-
Beda Bolzenius(2)	German Pension Arrangement	-	5,875,975	-

(1) We calculated the amounts reflected in this column for all NEOs other than Dr. Bolzenius using the following assumptions: A calculation date of September 30, 2015, a 4.42% discount rate for the Qualified plan and a 4.50% discount rate for the Nonqualified plan, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years, and applicability of the 2009 Static Mortality Table for Annuitants per Treasury Regulation 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2015. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. We calculated the amount reflected in this column for Dr. Bolzenius using the assumptions described below under “German Pension Arrangement.”

(2) Dr. Bolzenius has a German Pension Arrangement. Dr. Bolzenius’ pension benefit will be paid in Euros. For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007 of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

Messrs. Stief and Jackson are not included in the table above because they do not participate in either the qualified pension plan or the pension component of the retirement restoration plan.

Johnson Controls Pension Plan – The Johnson Controls Pension Plan is a frozen defined benefit pension plan that provides benefits for most of our non-union U.S. employees, including Mr. Molinaroli and Mr. McDonald, who were hired prior to January 1, 2006. Because both Mr. Stief and Mr. Jackson were hired after January 1, 2006, neither are participants in the Pension Plan. In addition, Dr. Bolzenius participates in a German Pension arrangement that is described below.

Subject to certain limitations that the Internal Revenue Code imposes, the monthly retirement benefit payable under our Pension Plan to participants, at normal retirement age in a single life annuity, is determined as follows:

•	1.15% of final average monthly compensation times years of benefit service, plus

•	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years).

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls participants is age 65.

Participants in our Pension Plan generally become vested in their pension benefits upon completion of five years of service. Our Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows: If a participant terminates employment prior to age 55 then the reduction is 5% of each year that benefits begin before their social security retirement age, if a participant terminates employment on or after age 55 and after completing ten years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age. Mr. Molinaroli and Mr. McDonald are currently eligible for early retirement under the Pension Plan.

German Pension Arrangement – We have entered into a supplemental agreement with Dr. Bolzenius that provides for retirement benefits. We refer to the supplemental agreement as the “German Pension Arrangement.” The German Pension Arrangement entitles Dr. Bolzenius to credit for one pension “unit” for each year since November 2, 2004 that he has been an employee of our subsidiary, Johnson Controls GmbH. The values of the pension units range between 28,282€ (or $37,340 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) and 10,857€ (or $14,334 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) depending on Dr. Bolzenius’ age. The annual pension benefit, paid monthly, under the German Pension Arrangement is given by the sum of all pension units credited until the time of the termination of Dr. Bolzenius’ employment.

Dr. Bolzenius’ German Pension Arrangement provides for full benefits only if his employment terminates after age 65, but permits him to receive reduced benefits upon an eligible early retirement (age 63). Upon an early retirement, Dr. Bolzenius’ benefits are based on the acquired pension unit total would be reduced by 0.5% for each month the early retirement occurred prior to age 65. Dr. Bolzenius is not currently eligible for early retirement.

In calculating the amounts shown in the column titled “Present Value of Accumulated Benefit” in the table above, we used the following valuation method and material assumptions: We calculated the amounts reflected for Dr. Bolzenius in accordance with SFAS No. 87 — Employers’ Accounting for Pensions using the following assumptions: A calculation date of September 30, 2015, a 2.63% discount rate, retirement occurring at age 65, and applicability of the RT-2005 G by K. Heubeck Mortality Tables.

Retirement Restoration Plan – Our Retirement Restoration Plan is an unfunded, nonqualified plan that provides retirement benefits above the payments that an employee, other than a York employee, will receive from our Pension Plan in those cases in which the Code’s qualified plan limits restrict the employee’s benefits. The Retirement Restoration Plan provides a benefit equal to the difference between the actual pension benefit payable under our Pension Plan and what such pension benefit would have been without regard to any Code limitation on either the amount of benefits or the amount of compensation that the benefit formula can take into account. Dr. Bolzenius and Messrs. Jackson and Stief are also not eligible under the Retirement Restoration Plan for a benefit with respect to the Pension Plan because they are not participants in the Johnson Controls Pension Plan.

A participant is vested in his or her Retirement Restoration Plan benefits only if vested in his or her benefits under our Pension Plan. Benefits under the Retirement Restoration Plan are payable as an annuity at the later of the participant’s termination of employment or attainment of age 55.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL YEAR 2015

The following table sets forth certain information with respect to participation in our nonqualified Executive Deferred Compensation Plan by our NEOs during the fiscal year ended September 30, 2015.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Alex A. Molinaroli	1,691,150	306,225	(231,589)	0	7,952,051
R. Bruce McDonald	1,301,702	148,647	32,412	0	20,217,526
Brian J. Stief	383,120	108,400	(106,879)	0	5,598,552
Beda Bolzenius	0	0	0	0	0
William C. Jackson	695,280	201,975	(665,772)	0	2,051,209

(1) Certain amounts that appear in the Nonqualified Deferred Compensation table also appear in the Summary Compensation Table as compensation that a NEO earned in fiscal year 2015. Mr. Molinaroli’s Executive Contributions include $78,750 that is also reported in the Salary column in the Summary Compensation Table for fiscal year 2015. Additionally, Mr. Molinaroli’s Executive Contributions include $176,400 that is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2015. Mr. Molinaroli’s Registrant Contributions include $306,225 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. McDonald’s Executive Contributions include $44,262 that is also reported in the Salary column in the Summary Compensation Table for fiscal year 2015. Additionally, Mr. McDonald’s Executive Contributions include $109,440 that is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2015. Mr. McDonald’s Registrant Contributions include $148,647 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Stief’s Executive Contributions include $26,100 that is also reported in the Salary column in the Summary Compensation Table for fiscal year 2015. Additionally, Mr. Stief’s Executive Contributions include $46,020 that is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2015. Mr. Stief’s Registrant Contributions include $108,400 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Jackson’s Executive Contributions include $32,100 that is also reported in the Salary column in the Summary Compensation Table for fiscal year 2015. Additionally, Mr. Jackson’s Executive Contributions include $90,180 that is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for fiscal year 2015. Mr. Jackson’s Registrant Contributions include $201,975 that is also reported in the All Other Compensation column of the Summary Compensation Table.

(2) Amounts shown include the company matching contributions that we make under our Retirement Restoration Plan because the Internal Revenue Code limits such contributions under our 401(k) plan.

(3) The Aggregate Earnings are not “above-market or preferential earnings” and therefore we do not need to report them in the Summary Compensation Table. The Aggregate Earnings represent all investment earnings, net of fees, on amounts that a NEO has deferred. Investment earnings include amounts relating to appreciation in the price of our common stock, and negative amounts relating to depreciation in the price of our common stock, because the deferred amounts include deferred stock units, the value of which is tied to the value of our common stock. Aggregate Earnings also include dividends that we pay on restricted stock that has not yet vested, which we credit to a NEO’s deferred compensation account subject to vesting.

(4) Amounts included in this column that have been reported in the Salary and Non-Equity Incentive Plan Compensation columns in Summary Compensation Table since fiscal year 2007 for each named executive officer are: Mr. Molinaroli — $1,859,178; Mr. McDonald — $3,881,996; Mr. Stief — $323,585; and Mr. Jackson — $590,741.

We maintain the following two nonqualified deferred compensation plans under which executives, including our NEOs, may elect to defer their compensation. Dr. Bolzenius does not participate in the Retirement Restoration Plan because he is not a participant in the Johnson Controls Pension Plan and he has waived his participation in the 401(k) plan in exchange for continued accrual of benefits under his German pension agreement.

•	Our Executive Deferred Compensation Plan allows participants to defer up to 100% of their annual and long-term performance share units and restricted stock awards.

•

Our Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into our 401(k) plan because of qualified plan limits that the Internal Revenue Code imposes. The Retirement Restoration Plan also credits participants with a matching contribution equal to the difference between the amount of matching contribution made under the 401(k) plan and what such matching contribution would have been without regard to any limitation that the Code imposes on either the amount of matching contribution or the amount of compensation that can be considered, and determined as if the amount the participant deferred under the Retirement Restoration Plan had been deferred into our 401(k) plan. The Retirement Restoration Plan also credits participants with an amount equal to the difference between the amount of retirement contribution made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits.

Under both plans, a participant may elect to have his or her cash deferrals credited to a common stock unit account or one or more investment accounts that are the same as those available under our 401(k) plan, which serve to measure the earnings that we will credit on the participant’s deferrals. Restricted stock deferrals under the Executive Deferred Compensation Plan are automatically credited to the common stock unit account until vested, after which the participant may reallocate deferrals to another investment account. Amounts allocated to the common stock unit account are credited with dividend equivalents, which are treated as if reinvested in additional common stock units.

Under both plans, deferred amounts are paid upon a participant’s termination of employment in a lump sum or up to ten year annual installments, as the participant elects.

Dividends paid on restricted stock awards prior to fiscal year 2014 that a participant has elected not to defer are also accumulated within the Executive Deferred Compensation Plan, deemed reinvested in common stock units, and paid to a participant in a lump sum when the related shares of restricted stock vest.

DIRECTOR COMPENSATION DURING FISCAL YEAR 2015

The following table provides information about the compensation that our directors earned during fiscal year 2015 and their holdings of equity awards as of September 30, 2015.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
David P. Abney	120,018	144,982	265,000
Dennis W. Archer(3)	30,014	36,534	66,548
Natalie A. Black	145,018	144,982	290,000
Julie L. Bushman	120,018	144,982	265,000
Eugenio Clariond Reyes-Retana	120,018	144,982	265,000
Raymond L. Conner	120,018	144,982	265,000
Richard Goodman	145,018	144,982	290,000
Jeffrey A. Joerres	145,018	144,982	290,000
William H. Lacy	150,018	144,982	295,000
Mark P. Vergnano	145,018	144,982	290,000

(1) Amounts shown include a portion (45.2%) of the annual retainer of $265,000 that we pay quarterly to each of our non-employee directors, and an additional annual retainer of $25,000 that we pay quarterly to the Chairperson of each of our committees of the Board. We pay our Lead Director an annual cash retainer of $30,000 if he/she is not a chairperson or an additional cash retainer of $15,000 if he/she is a chairperson.

(2) Amounts shown in the table reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, and represent a portion (54.8%) of the annual retainer of $265,000 that we pay to each of our non-employee directors. The amounts shown include a grant to each non-employee director (other than Mr. Archer) of 3,147 shares of our common stock based on the closing stock price on the grant date of $46.07. Due to Mr. Archer’s retirement from the Board as of December 31, 2014, we granted Mr. Archer 793 shares of our common stock with a closing price on the grant date of $46.07.

(3) Mr. Archer retired from our Board as of December 31, 2014.

As previously disclosed, based on a competitive pay analysis that Towers Watson performed, we increased the annual retainer we paid each non-employee director in fiscal year 2015 to $265,000 (pro-rated for partial year service), $120,000 paid in cash and $145,000 in shares of common stock at the then current market price, which shares we issued under the 2003 Director Stock Plan. We pay the cash portion of the retainer quarterly in October, January, April and July. We issue the stock annually using the market closing price as of the date of the Annual Meeting. We also reimburse non-employee directors for any expenses relating to their service as directors. Additionally, we pay the Chairpersons of the Audit, Compensation, Corporate Governance and Finance Committee, an annual cash retainer of $25,000. We pay the Lead Director an annual cash retainer of $30,000 if he/she is not a chairperson or an additional cash retainer of $15,000 if he/she is a chairperson. Towers Watson annually conducts a competitive pay analysis to ensure that compensation paid to non-employee directors is competitive with our Compensation Peer Group and other similarly sized general industry companies.

We maintain a director stock ownership policy that requires our directors to hold significant amounts of our stock. Our current stock ownership policy requires our directors to hold five times the value of the common stock portion of their retainer within five years of their election or appointment to our Board. All of our directors comply with the stock ownership policy guidelines.

We permit non-employee directors to defer all or any part of their retainer under the Deferred Compensation Plan for Certain Directors. A director may elect to treat any amount deferred as if invested in any of the investment funds that are available under our tax-qualified Savings and Investment Plan or into share units. We pay the deferred amount as adjusted for earnings, losses, gains and dividends, as applicable, to the director after the director retires or otherwise ceases service on our Board, in a lump sum or up to ten year annual installments, as the director elects. Prior to October 1, 2006, under the Director Share Unit Plan, we credited stock units annually into each non-employee director’s account. Directors may now elect to treat the value of existing units as if invested in any of the accounts available under the Savings and Investment Plan.

Potential Payments and Benefits Upon Termination or a Change of Control

The following is a discussion of the nature and estimated value of payments and benefits that each of our NEOs would receive in the event of termination of the executive’s employment or upon a change of control. We based the estimated value of the payments and benefits that we would provide on an assumption that the termination of employment or the change of control, or both, as applicable, occurred on September 30, 2015, the last business day of our fiscal year 2015. We can only determine the actual amounts of payments and benefits that an executive officer would receive upon his termination or upon a change of control at the actual time of such event.

Employment Agreements

We have entered into an employment agreement with each of our executive officers, including each of our NEOs.

Each employment agreement contains substantially similar terms except for individual salary amounts and benefits. In addition to setting forth the terms and conditions of each NEO’s employment and the amounts payable upon the executive’s termination of employment, the employment agreements contain terms that protect the company from certain business risks, including:

•	an agreement by the executive officer to perform his/her assigned duties by devoting full time, due care, loyalty and best efforts to the duties and complying with all applicable laws and the requirements of our policies and procedures on employee conduct;

•	a prohibition on the executive officer’s competition with our company, both during employment and for a period of one year after employment;

•	a prohibition on the executive officer’s ownership of a 5% or greater interest in any of our competitors;

•	a prohibition on the executive officer’s ability to share confidential information and trade secrets, both during employment and for two years after employment; and

•	a requirement that disputes related to the employment agreement be settled through arbitration instead of potentially costly litigation.

Summary of the Payments and Benefits Upon Each Termination Scenario

The following summarizes the types of payments and benefits to which each of our NEOs would have been entitled if he had terminated employment on September 30, 2015, under various scenarios. These payments and benefits are generally based on the terms of the employment agreements and our relevant compensation and benefit plans, such as our Omnibus Incentive Plan, Retirement Restoration Plan, nonqualified Executive Deferred Compensation Plan, Executive Survivor Benefits Plan, and the severance plan for our U.S. salaried employees.

For each termination scenario, we have not separately quantified any amounts that a NEO would receive under plans generally available to all management employees that do not discriminate in favor of the NEOs. These include distributions under our pension plan and 401(k) savings plan, disability benefits, vesting of stock option and restricted stock awards under equity plans, any salary or bonus awards due to the employee through the date of termination, pro-rated bonus awards relating to outstanding bonus awards and accrued vacation.

Voluntary Termination: A NEO may terminate his employment with us at any time. In general, upon the executive’s voluntary termination:

•	we are not obligated to provide any severance pay;

•	all of the executive’s annual and long-term bonus awards outstanding under our Omnibus Incentive Plan which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock and restricted stock units and all unearned performance-based share units; and

•	all benefits and perquisites we provide will cease.

The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 58) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 60).

Retirement and Early Retirement: None of our NEOs whom we employed on September 30, 2015 were eligible for full retirement on that date, although Mr. Molinaroli and Mr. McDonald were eligible for early retirement (defined as reaching age 55 and having 10 or more years of service). For an estimate of the value of the pension benefit for an NEO upon retirement, please see the Pension Benefits Table on page 58. In addition to such pension benefit, upon the executive’s full or early retirement:

•	we are not obligated to pay any severance;

•	the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Omnibus Incentive Plan, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	with respect to stock options:

the vesting of any unvested stock options that we granted to the executive under our Omnibus Incentive Plan that have been outstanding for at least one full calendar year after the year of grant will accelerate so that all of the options are exercisable in full (and the executive will forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

•	the executive will retain his shares of restricted stock and restricted stock units that had not vested at the time of retirement, and they will continue to vest on the normal vesting schedule (however, the award agreement provides that the executive will not earn the award if he engages in conduct harmful to the best interests of our company after his retirement);

•	the executive will earn performance-based share units that he held at retirement based on actual performance at the end of the performance period, but the amount will be pro-rated based on the number of days of employment during the performance period (in the case of known retirements, the pro-ration of shares occurs at grant based on the number of days of employment during the performance period);

•	if the executive (other than Dr. Bolzenius, who is not eligible for participation in the Retirement Restoration Plan) is age 65 or older, his accounts under the Retirement Restoration Plan will vest in full; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 58) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 60).

Termination for “Cause”: We may terminate the employment of a NEO for “cause” under the terms of the employment agreements. A termination for “cause” generally means a termination for theft, dishonesty, fraudulent misconduct, violation of certain provisions of the employment agreement, gross dereliction of duty, grave misconduct injurious to our company, and serious violation of the law or our policies on employee conduct. A NEO will not receive any special payments or benefits if we terminate his employment for “cause.” On the executive’s termination date, all of his outstanding stock options will immediately terminate, and we will cancel any pending option exercises. In addition, the executive will forfeit all unvested shares of restricted stock and restricted stock units and all unearned performance-based share units. The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 58) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 60).

Termination without “Cause”: If we terminate the employment of a NEO and the termination is not for “cause,” then:

•	the executive officer will receive a cash severance benefit in an amount equal to the greater of one year of the executive’s base salary as of the termination date or twice the amount payable under our severance plan for U.S. salaried employees. The severance benefit under the salaried severance plan depends upon the employee’s years of service with us, with severance starting at two weeks of base salary for an employee who has only one year of service and increasing to a maximum of 52 weeks of base salary for an employee who has 30 or more years of service;

•	all of the executive’s annual and long-term bonus awards outstanding under our Omnibus Incentive Plan for which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock or restricted stock units and all unearned performance-based share units; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 58) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 60).

The following is an estimate of the severance that each NEO would receive assuming the termination without “cause” occurred on September 30, 2015:

	Alex A. Molinaroli	R. Bruce McDonald	Brian J. Stief	Beda Bolzenius	William C. Jackson
Severance	$3,150,000	$1,000,000	$700,000	$881,000	$800,000

Termination due to Disability: If a total and permanent disability causes a NEO’s termination, then:

•	we are not obligated to pay severance. Rather, the executive may be entitled to disability pay under our short- and long-term disability plans for U.S. salaried employees;

•	the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Omnibus Incentive Plan, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	the vesting of the executive’s stock options will accelerate so that all of the options are exercisable in full;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	the executive will earn performance-based share units he held at the time of termination due to disability based on actual performance at the end of the performance period, but the amount will be pro-rated based on the number of days of employment during the performance period;

•	the executive will immediately vest in his accounts under the Retirement Restoration Plan;

•	if the executive is younger than age 65, then the executive will continue to be covered under the Executive Survivor Benefits Plan, the benefits of which we describe below; and

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of total and permanent disability, the executive also will be entitled to distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits table on page 58) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation table on page 60).

The following is an estimate of the Retirement Restoration Plan benefit that arises from vesting that accelerates due to disability that each NEO would receive assuming the disability termination occurred on September 30, 2015:

	Alex A. Molinaroli	R. Bruce McDonald	Brian J. Stief	Beda Bolzenius	William C. Jackson
Retirement Restoration Plan	$0	$0	$0	$0	$0

Termination due to Death: If a NEO dies while he is our employee, then:

•	the executive is eligible for benefits under our Executive Survivor Benefits Plan if our Board elected him or her as an officer prior to September 15, 2009. Under the terms of the plan that were in effect at September 30, 2015, the beneficiaries of a NEO would receive a lump sum death benefit in an amount equal to three times the executive’s final base salary if the executive dies prior to age 55, or two times the executive’s base salary if the executive dies on or after age 55, plus an additional “gross-up” amount. As of September 30, 2015, the applicable multiples for the NEOs are: Mr. Molinaroli – two times, Mr. McDonald – two times, and Dr. Bolzenius – two times. Mr. Stief and Mr. Jackson were hired after September 15, 2009 and therefore do not participate in the Executive Survivor Benefits Plan. In addition, the beneficiaries of the executive officer would receive a continuation of the executive’s base salary for a period of six months after the executive officer’s death. During fiscal year 2009, the Executive Survivor Benefits Plan was frozen to limit participation to current elected officers. Officers elected after September 15, 2009, participate in our regular group life insurance coverage.

•	the executive’s beneficiaries will receive, at the end of the applicable performance period for each of the executive’s annual and long-term bonus awards outstanding under our Omnibus Incentive Plan, a pro-rata portion of the award amount the executive would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	the vesting of the executive’s stock options will accelerate such that the options become immediately exercisable to the extent they would have vested during the one-year period after the date of death;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	the executive will earn performance-based share units that he held prior to death based on actual performance at the end of the performance period, but will be pro-rated based on the number of days of employment during the performance period; and

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of death, the executive or the executive’s beneficiaries also will be entitled to a distribution of the executive’s vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 58) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 60).

The following is an estimate of the Executive Survivor Benefits Plan value that each NEO would receive assuming the death occurred on September 30, 2015:

	Alex A. Molinaroli	R. Bruce McDonald	Brian J. Stief	Beda Bolzenius	William C. Jackson
Executive Survivor Benefits Plan(1)	$6,759,000	$4,291,000	$0	$3,579,000	$0

(1) In determining the amount of the gross-up to include in the table above, we made the following material assumptions: a tax rate of 47.25% for Wisconsin residents and a tax rate of 43.85% for Michigan residents. During fiscal year 2009, the Committee froze this Plan to limit participation to current elected officers. No new participants are allowed.

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers, including each of our NEOs. Upon a change of control of our company, the change of control agreements supersede the employment agreements. The change of control agreements generally entitle each NEO to continued employment with our company or our successor for two years following the change of control, with a base salary, bonus and other benefits at least equal to the base salary, bonus and benefits we paid or provided prior to the change of control. The change of control agreements require our executive officers to comply with confidential information covenant provisions during employment and for two years following termination of employment. The change of control agreements also provide for a severance payment and continued welfare and medical benefits upon termination of the executive’s employment under certain circumstances during the two year employment period that begins on the date of the change of control, as we explain in more detail under “Termination Upon or Following a Change of Control” below. The agreement defines a change of control as:

•	the acquisition by a person or group of 35% or more of our common stock;

•	a change in a majority of our Board without the endorsement of the new Board members by the existing Board members;

•	a reorganization, merger, share exchange or other corporate reorganization or a sale of all or substantially all of our assets, except if it would result in continuity of our shareholders of at least 50%, if no person owns 35% or more of the outstanding shares of the entity resulting from the transaction, and if at least a majority of our Board remains; or

•	approval by our shareholders of our liquidation or dissolution.

Summary of the Payments and Benefits Upon a Change of Control

The following summarizes the types of payments and benefits to which each of our NEOs would have been entitled if a change of control had occurred or if both a change of control and a termination of employment had occurred, on September 30, 2015. These payments and benefits are generally based on the terms of our change of control agreements, and our relevant compensation and benefit plans, such as our Omnibus Incentive Plan, Retirement Restoration Plan, and nonqualified Executive Deferred Compensation Plan that were in place on September 30, 2015.

For each change of control scenario, we have not separately quantified any amounts that a NEO would receive under plans generally available to all management employees that do not discriminate in favor of the NEOs (such as vesting of stock option and restricted stock awards under equity plans and payments of pro-rated bonus awards relating to outstanding bonus awards).

Change of Control: In the event of a change of control of our company, which each relevant compensation and bonus plan generally defines in the same manner as under the change of control employment agreement we discuss above, on September 30, 2015, the following would have occurred as of the time of the change of control whether or not the NEO’s employment terminated:

•	all amounts that the executive officer accrued under the nonqualified Executive Deferred Compensation Plan and Retirement Restoration Plan would have vested immediately and we would have paid these amounts in full in a lump sum.

The payments and the value of benefits under the change of control agreements or under any of our other plans and programs in connection with a change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes, which would cause the executive officer to pay additional federal taxes. The change of control agreement previously provided that we would pay the executive officer an additional amount, called a “gross-up payment,” necessary to offset any taxes of this type that the Internal Revenue Service imposes on the executive officer and any additional taxes on this payment. During fiscal year 2010, the Committee eliminated this provision for any new executive officers elected after July 27, 2010. Effective September 25, 2012, the Committee eliminated this provision for all agreements.

Under our Omnibus Incentive Plan, a “double trigger” is required for accelerated vesting of equity awards in a change of control in which the awards are assumed or replaced, meaning that, in addition to the change of control occurring, the employee’s employment must be terminated by us without cause or by the employee with good reason (if the employee has an agreement providing for good reason termination) for his or her unvested equity to become vested on an accelerated basis.

Termination Upon or Following a Change of Control: As we discuss above, we have change of control agreements with each of our NEOs. This agreement provides for a two year employment period that begins on the date of the change of control.

Under the agreement,

•	if we terminate the executive officer’s employment (or our successor terminates the executive officer’s employment) other than for cause;

•	if the executive officer terminates his employment for good reason; or

•	if the executive officer’s employment ceases as a result of the executive officer’s death or disability;

in each case within the two year period then the executive officer or the executive officer’s beneficiary will receive:

•	a lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s annual base salary and the greater of:

¡	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or

¡	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

•	payment of a pro-rata portion of the greater of the following:

¡	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or

¡	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

however, if (and only if) the executive officer’s termination occurs on the change of control date, then we will reduce this amount by the amount we paid under the Omnibus Incentive Plan as a result of the change of control;

•	a cash payment equal to the lump sum value of the additional benefits the executive officer would have accrued for the remainder of the employment period under our pension plan and our Retirement Restoration Plan, assuming the executive officer is fully vested in such benefits at the time of termination; and

•	continued medical and welfare benefits for the remainder of the employment period.

As we describe under “Change of Control,” the payments and the value of benefits we provide under the change of control agreements or under any of our other plans or programs in connection with the change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes.

The following is an estimate of the severance and continued medical and welfare benefit value that each NEO would receive assuming the change of control and termination occurred on September 30, 2015:

	Alex A. Molinaroli	R. Bruce McDonald	Brian J. Stief	Beda Bolzenius	William C. Jackson
Severance(1)	$38,923,000	$21,178,000	$8,932,000	$18,656,000	$13,551,000
Continued Medical & Welfare Benefits(2)	$31,000	$22,000	$7,000	$691,000	$33,000

(1) The amount reported reflects the amounts actually earned under the short- and long-term bonus awards for the performance period ending in fiscal year 2015.

(2) The amount reflects our estimate of the cost to us of providing medical and welfare benefits for the employment period, including medical, prescription, dental, disability and life, accidental death and travel and accident insurance. The amount also includes the lump sum value of the additional benefits the NEO would have accrued during the employment period under our pension plan and our Retirement Restoration Plan.

If the executive officer terminates his employment during the employment period for other than good reason then the executive officer will receive only a payment of a pro-rata portion of the greater of the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or the sum of the annual and long-term cash bonuses for the most recently completed fiscal year.

If we terminate the executive officer’s employment for cause, then no additional pay or benefits are due.

We would have “cause” to terminate the executive officer’s employment under the change of control agreement if the executive repeatedly and deliberately fails to perform the duties of his position and does not correct such failure after notice, or if the executive officer is convicted of a felony involving moral misconduct.

The executive officer would have “good reason” to terminate employment under the change of control agreement if:

•	we assign the executive officer duties inconsistent with his position or we take other actions to reduce the executive officer’s authority or responsibilities;

•	we breach any provision of the change of control agreement relating to salary, bonus and benefits payable following the change of control;

•	we require the executive officer to relocate;

•	we terminate the executive officer’s employment other than as the agreement permits;

•	we fail to require the successor in the change of control transaction to expressly assume the agreement; or

•	we request that the executive perform an illegal or wrongful act in violation of our code of conduct.

PROPOSAL FOUR:

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

One of our shareholders has informed us that it intends to submit the following proposal at the Annual Meeting. Such shareholder’s name, address, and number of shares of Common Stock held may be obtained upon written request made to our Secretary. In accordance with SEC rules, the proposal and supporting statement submitted by the shareholder are presented below and are quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement. For the reasons set forth in the Company’s Opposing Statement, which immediately follows the proposal, our Board of Directors recommends that shareholders vote AGAINST this proposal.

RESOLVED: The shareholders of Johnson Controls, Inc. (“the Company”) hereby ask the board of directors to adopt and present for shareholder approval a “proxy access” by-law under which the Company shall include in any proxy materials prepared for a shareholder meeting at which directors are to be elected the following information: the name of any person nominated for election to the board of directors by a shareholder or group thereof that meets the criteria set out below (the “Nominator”), along with the Disclosure and the Statement (as defined herein). The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This by-law should provide that a Nominator must:

(a)        have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before the nomination is submitted;

(b)        give the Company written notice within any time period identified in the Company’s by- laws of information required by the by-laws and any rules of the Securities & Exchange Commission about (i) the nominee, including consent to being named in the proxy materials and to serving as a director if elected; and (ii) the Nominator, including proof of ownership of the required shares (the “Disclosure”); and

(c)        certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company’s shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The board shall adopt procedures for timely resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the by-laws and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We see proxy access as an important way to promote board accountability by requiring that a company’s proxy materials contain not only the names of management nominees, but also any candidates nominated by long-term shareholders holding at least a 3% stake in the company.

Proxy access by-laws have been in effect for several years at various companies, including Verizon, Hewlett-Packard, Chesapeake Energy and Western Union. In 2015 shareholders voted to adopt proposals similar to this one at nearly 50 other companies; several dozen additional companies adopted such by-laws without the matter coming to a vote.

We urge you to vote FOR this proposal.

RECOMMENDATION OF THE BOARD:

FOR THE REASONS STATED BELOW, THE BOARD

RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL.

OPPOSING STATEMENT

Johnson Controls understands the importance of accountability to shareholders, and in that spirit, we have a robust shareholder engagement program, which we believe helps ensure that shareholders’ views are heard and considered by the Board and its committees. We actively engage our shareholders on an ongoing basis to solicit feedback on a variety of issues, including those related to corporate governance. For example, these efforts led to our adoption of majority voting in uncontested director elections. We believe effective shareholder communication and dialogue strengthen the Board’s ability to act in the best interests of Johnson Controls and our shareholders.

We recognize that proxy access is an active topic of discussion among investors and companies. We have engaged in discussions about proxy access with our shareholders over the past several months as a part of our ongoing outreach efforts, and we have found a wide variety of views on the matter, without a consensus on the best practice.

At this time, we believe the most prudent course of action is to continue engaging with our shareholders to listen to their evolving views on proxy access and to continue monitoring developing market practice. We feel this approach will help ensure any significant changes to our corporate governance framework are made in a reasoned and deliberate fashion that takes into account the full spectrum of shareholder interests and provides adequate time for Johnson Controls to learn from relevant experiences of other companies.

Proxy access would represent a permanent fixture within our corporate governance framework. Therefore, we want to ensure that we take the appropriate amount of time to fully and carefully consider this topic, in all of its forms, to determine what is in the best interests of Johnson Controls and our shareholders. If proxy access is in the best interests of Johnson Controls, we believe it would be important to strike an appropriate balance between ensuring this right is actually practical for shareholders, while at the same time minimizing the potential for abuse and disruption. We believe that the proponent of the shareholder proposal has not demonstrated why proxy access is appropriate for Johnson Controls now, given our shareholder base and governance structure. Further, implementing the shareholder proposal at this time could potentially lead to the nomination of unqualified candidates or those who represent interests that are more limited or narrow than our other shareholders at large (“special interests”), which could distract the Board and management from their fiduciary responsibilities.

Our active engagement with shareholders revealed differing views on proxy access.

Our Board believes that consideration regarding implementing proxy access rights and the terms of rights we may adopt, like other significant changes to our corporate governance practices, should be measured and deliberate, involving discussion with our shareholders, a review of developments in the marketplace, and a full consideration of the potential consequences.

During our recent shareholder engagement efforts, we spoke with investors representing approximately 41% of our outstanding shares (including the proponent of this proposal). In the course of these outreach efforts, we discussed investors’ views on proxy access, including whether the shareholders/investors support the concept of proxy access and, if so, what terms they believe are appropriate, such as ownership thresholds, holding periods and aggregation principles.

The shareholders we spoke with, which included some of our largest investors, expressed varying viewpoints about the proxy access concept in general and the appropriate terms in particular. Our engagement efforts revealed that there is not a “one size fits all” or a consensus best practice approach to proxy access. Our investors’ viewpoints ranged from opposition to the entire concept of proxy access to support for proxy access on terms similar to those that the proponent proposes.

We intend to continue discussions regarding the desirability of, and proper means of implementing, proxy access.

Proxy access has the potential to provide undue influence for special interest groups and short-term shareholders, undermine our thorough director candidate selection and nomination process and undercut majority voting in director elections.

Uncertainty exists regarding how proxy access will be used or what unintended consequences may result from allowing or utilizing proxy access. Many Johnson Controls’ shareholders are long-term holders of Johnson Controls’ stock. If correctly and thoughtfully implemented, proxy access has the potential to provide meaningful rights to well-intentioned and committed shareholders who are interested in the long-term success of Johnson Controls. However, proxy access may be problematic because shareholders are not bound by fiduciary duties or our corporate governance policies when making nominations. Similarly, proxy access may create the opportunity for special interest groups or individuals holding our shares for a relatively short period of time to promote a short-term agenda that may not be in the best interests of all of our shareholders in the long term. For example, proxy access could facilitate the nomination of directors who do not meet applicable independence requirements or those who are more interested in furthering the agenda of a special interest group to the detriment of our other shareholders and Johnson Controls. The costs and disruption of having to respond to limited, agenda-driven nominees may be meaningful.

In addition, proxy access could undermine the thorough director candidate selection and nomination process that the Corporate Governance Committee currently follows, which is designed to ensure that the appropriate mix of experience, expertise, skills and diversity is represented on the Board.

Finally, proxy access could undercut the majority voting provisions of our Articles of Incorporation and By-Laws, which offer an important shareholder protection. As is common, the terms of our majority voting standard provide that there is no majority voting if there is an election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected. Accordingly, if there is a proxy access nominee for an election of directors, then majority voting will not apply. Recognizing the importance of majority voting to Johnson Controls’ shareholders, we want to be deliberate in considering whether to adopt proxy access given the fact that it can impact majority voting in this manner.

Proxy access has the potential to discourage qualified candidates from serving on the Board, and it may disrupt both Johnson Controls and Board operations.

The implementation of proxy access could lead to an increase in contested elections. The prospect of having to stand for multiple elections may deter qualified candidates from agreeing to serve on the Board. Similarly, a contested director election will likely affect the functioning of the Board, because the Board will need to devote significant resources and time to supporting the Board-nominated candidates. Such elections could also distract the Board from enhancing and adopting further governance practices to benefit the long-term success of Johnson Controls.

Johnson Controls has strong corporate governance measures in place, and the proposal advances a solution for a corporate governance problem that does not exist at Johnson Controls.

The shareholder proposal appears to take a “one size fits all” approach to proxy access without considering the characteristics of Johnson Controls. Shareholders evaluating this proposal should consider it in the context of our overall corporate governance practices. Johnson Controls’ corporate governance structure already provides shareholders with a meaningful opportunity to hold the Board accountable in the nomination and election of directors, including:

•	The annual election of all Board members; and
•	Majority voting in uncontested elections.

In addition, our shareholders are able to:

•	Recommend director candidates to the Corporate Governance Committee, and such nominees are evaluated and considered in the same manner as any other candidate;
•	Nominate director candidates by complying with existing by-law provisions;
•	Communicate directly with the Board; and
•	Call special meetings through a request of shareholders holding at least 10% of our common stock.

The Board and its Corporate Governance Committee evaluate a range of corporate governance practices each year, including proxy access, in an effort to ensure that our practices serve the best interests of our shareholders. The Board believes that significant changes to its governance structure have long-term consequences that must be carefully considered.

The Board understands that proxy access is an important subject for many of Johnson Controls’ shareholders, and we intend to consider proxy access in the same prudent manner in which the Board has evaluated other significant corporate governance matters. For example, as noted above, in connection with past shareholder input and engagement Johnson Controls implemented a majority voting standard in uncontested elections and declassified the structure of its Board. We believe this process has worked in the past, fostering responsiveness to shareholders while allowing the Board to ensure that small groups of shareholders do not advance an agenda at the expense of the majority of shareholders.

In summary:

•	Proxy access is an important subject that deserves careful consideration
•	Many of our largest shareholders have differing opinions on proxy access
•	Continued dialogue with our shareholders will result in a better outcome for the largest number of our shareholders
•	Additional time is required to develop a better understanding of an approach to proxy access that fits the needs of the majority of our shareholders

RECOMMENDATION OF THE BOARD:

FOR THE REASONS STATED ABOVE, THE BOARD

RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL.

JOHNSON CONTROLS SHARE OWNERSHIP

Security Ownership of Management

The following table lists our common stock ownership as of November 19, 2015 for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. None of these persons beneficially own more than 1% of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Options Exercisable Within 60 Days(2)	Cash-Settled Stock Units(3)
Molinaroli, Alex A.	630,633	455,450	188,616
McDonald, R. Bruce	866,432	742,048	334,872
Stief, Brian J.	111,038	91,000	98,546
Bolzenius, Beda	737,983	534,800	—
Jackson, William C.	217,908	139,800	8,173
Abney, David P.	6,775	—	25,859
Black, Natalie A.	15,990	—	79,713
Bushman, Julie L.	9,782	—	—
Clariond Reyes-Retana, Eugenio	—	—	72,134
Conner, Raymond L.	2,515	—	3,201
Goodman, Richard	4,507	—	30,672
Joerres, Jeffrey A.	16,012	—	96,402
Lacy, William H.	52,691	—	102,352
del Valle Perochena, Juan Pablo	—	—	—
Vergnano, Mark P.	13,862	—	—
All Directors and Executive Officers as a group (25 persons)	4,107,872	2,870,698	1,182,876
Total percent of common stock	0.63%

(1) The balance includes: (a) all shares over which the person holds or shares voting and/or investment power; (b) the amount shown, if any, for such person in the “Options Exercisable Within 60 Days” column; (c) the following shares of unvested restricted stock (which are subject to forfeiture until they vest): Mr. Jackson: 9,000; and all Directors and Executive Officers as a group: 50,723; and (d) the following shares payable in respect of performance share units for the three-year performance period ended September 30, 2015 (which exclude dividend equivalents): Mr. Molinaroli: 124,999; Mr. Stief: 12,538; Mr. Bolzenius: 87,383; Mr. Jackson: 62,885; and all Directors and Executive Officers as a group: 309,409.

(2) Reflects options to purchase common stock exercisable within 60 days. These amounts are included in the amount in the “Amount and Nature of Beneficial Ownership” column.

(3) Reflects common stock equivalents under our deferred and equity based compensation plans. Each stock unit is intended to be the economic equivalent of one share of Johnson Controls, Inc. common stock. Units are settled in the form of cash and are not settled in the form of common stock. These amounts are not included in the amounts in the “Amount and Nature of Beneficial Ownership” column.

No Director or Executive Officer has pledged shares of Johnson Controls, Inc. common stock pursuant to any loan or other arrangement, and our Insider Trading Policy prohibits pledging by Directors and Executive Officers.

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5% of our common stock as of November 19, 2015.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Capital Research Global Investors (a division of Capital Research and Management Company)(1)	59,270,318	8.9%
333 South Hope Street Los Angeles, CA 90071
The Vanguard Group, Inc.(2)	34,035,580	5.1%
100 Vanguard Blvd. Malvern, PA 19355

(1) Solely based on information in a Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 13, 2015, which reported that, as of December 31, 2014, Capital Research Global Investors is the beneficial owner with sole voting power and sole dispositive power as to 59,270,318 shares.

(2) Solely based on information in a Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2015, which reported that, as of December 31, 2014, The Vanguard Group is the beneficial owner with sole voting power as to 1,148,533 shares, sole dispositive power as to 32,956,693 shares and shared dispositive power as to 1,078,887 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all reports required to be filed during fiscal year 2015 with the SEC under Section 16(a) of the Securities Exchange Act of 1934 were timely made, with the exception of (i) a report filed by Simon Davis relating to the disposition of 214.163 shares of common stock that inadvertently missed the filing deadline, and (ii) a report filed by Brian J. Cadwallader relating to the acquisition of 30,566 stock options and 9,456 restricted stock units that inadvertently missed the filing deadline due to an administrative error by Johnson Controls. These reports were filed as soon as practicable after the late filings were discovered.

OTHER MATTERS AT THE ANNUAL MEETING

The Board knows of no other matters which will be presented at the Annual Meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

Brian J. Cadwallader

Vice President, Secretary and General Counsel

Dated: December 14, 2015

Misc - 216 - 15

SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M98112-P71031-Z66769	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

JOHNSON CONTROLS, INC. The Board of Directors recommends you vote FOR the following director nominees:			For All	Withhold All		For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors			☐	☐		☐	_____________________________
Nominees:
01)	David P. Abney	06)	Jeffrey A. Joerres
02)	Natalie A. Black	07)	William H. Lacy
03)	Julie L. Bushman	08)	Alex A. Molinaroli				The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
04)	Raymond L. Conner	09)	Juan Pablo del Valle Perochena					☐	☐	☐
05)	Richard Goodman	10)	Mark P. Vergnano				4. Consideration of a shareholder proposal regarding proxy access, if properly presented.

The Board of Directors recommends you vote FOR the following proposals:			For	Against		Abstain	In their discretion, the proxies are authorized to vote on such matters as may properly come before the meeting or any adjournments thereof.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016.			☐	☐		☐

3. To approve on an advisory basis our named executive officer compensation.			☐	☐		☐	The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is specified, this proxy will be voted FOR all nominees listed in item 1, FOR item 2, FOR item 3, and AGAINST item 4, and will be voted in the discretion of the proxies upon other such matters which may properly come before the meeting or any adjournments thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No			NOTE: To attend the annual meeting, you must request an admission ticket in advance by following the instructions in the Proxy Statement. You will not be admitted to the annual meeting without presenting your admission ticket and photo identification.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation or a partnership, please sign in full corporate or partnership name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M98113-P71031-Z66769

JOHNSON CONTROLS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Annual Meeting – January 27, 2016

The signatory hereby appoints A.A. Molinaroli and B.J. Cadwallader, and each of them, proxies with full power of substitution to represent and vote all shares of common stock of Johnson Controls, Inc. the signatory is entitled to vote at the annual meeting of shareholders of Johnson Controls, Inc., to be held at The Ritz-Carlton Dallas, 2121 McKinney Avenue, Dallas, Texas 75201 at 2:00 PM Central Time on January 27, 2016, and at any adjournments thereof, hereby revoking any proxy heretofore given by the signatory for such meeting.	This proxy when properly executed will be voted in the manner directed therein by the signatory. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and mailed your proxy card. This proxy allows you to vote all non-broker account shares of Johnson Controls held as of November 19, 2015. If you submit your proxy by telephone or Internet, there is no need for you to mail back this proxy card.

Johnson Controls and other plan participants: If you are a participant in the Johnson Controls Savings and Investment (401k) Plan, the Trim Masters, Inc. Retirement Plan, the Johnson Controls Automotive Experience Production Employee Savings and Investment (401k) Plan, the Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees, the Bridgewater LLC Profit Sharing Plan, the Johnson Controls Federal Systems Retirement Savings (401k) Plan, the Avanzar Interior, LLC Savings and Investment (401k) Plan, or the Interiors Savings and Investment (401k) Plan, this proxy card also entitles you to direct Fidelity Management Trust Company how to vote Johnson Controls shares credited to your account.

The shares credited to your account in any above-referenced plan will be voted as directed. If no voting direction is indicated on your returned proxy card, if the card is not signed, or if the card is not received by January 21, 2016, the plan shares credited to your account will be voted in the same proportion as directions received from other participants.

If the shares of Johnson Controls, Inc. Common Stock are registered in your name, and no voting direction is indicated on your returned proxy card, the shares held will be voted FOR all nominees listed in item 1, FOR item 2, FOR item 3, and AGAINST item 4, and will be voted in the discretion of the proxies upon other such matters which may properly come before the meeting or any adjournments thereof.

If shares are owned by other means than those stated above, you will receive separate proxy materials that you should complete and return as indicated in those materials. To understand the effect of not voting those shares, please refer to the Questions and Answers section of the Proxy Statement.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE